                               AGREEMENT AND PLAN

                                    OF MERGER


                                   DATED AS OF


                                 March 27, 1997


                                  BY AND AMONG


                                 BITSTREAM INC.,

                        ARCHETYPE ACQUISITION CORPORATION

                                       AND

                                 ARCHETYPE, INC.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I
THE MERGER AND THE EFFECTIVE TIME............................................1

      SECTION 1.1.        The Merger.........................................1
      SECTION 1.2.        Effective Time.....................................1
      SECTION 1.3.        Effect of the Merger...............................2
      SECTION 1.4.        Subsequent Actions.................................2
      SECTION 1.5.        Certificate of Incorporation; Bylaws;
                          Directors and Officers of Surviving
                          Corporation........................................2

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES.................3

      SECTION 2.1.        Effect of the Merger on Capital Stock
                          of Constituent Corporations........................3
      SECTION 2.2.        Merger Consideration; Closing Market
                          Price Defined......................................4
      SECTION 2.3.        Adjustments to Merger Consideration................4
      SECTION 2.4.        Payment of Cash Consideration;
                          Establishment of Escrow Account....................8
      SECTION 2.5.        Exchange of Archetype Certificates.................9
      SECTION 2.6.        Transfer Books................................... 11
      SECTION 2.7.        No Fractional Share Certificates................. 12
      SECTION 2.8.        Options/Warrants to Purchase Archetype
                          Common Stock..................................... 12
      SECTION 2.9.        Certain Additional Adjustments................... 14
      SECTION 2.10.       Dissenting Shares................................ 14

ARTICLE III
CLOSING TRANSACTIONS....................................................... 15

      SECTION 3.1.        Closing Date..................................... 15
      SECTION 3.2.        Closing Documents................................ 15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARCHETYPE................................ 17

      SECTION 4.1.        Organization and Qualification; Subsid-
                          iaries........................................... 17
      SECTION 4.2.        Capitalization................................... 18
      SECTION 4.3.        Authority Relative to this Agreement............. 18
      SECTION 4.4.        No Conflict: Required Filings and Consents....... 19
      SECTION 4.5.        Litigation....................................... 19
      SECTION 4.6.        No Violation of Law.............................. 20
      SECTION 4.7.        Board Action: Vote Required...................... 20

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                                                                            Page

      SECTION 4.8.        Brokers.......................................... 20
      SECTION 4.9.        Tax Matters...................................... 20
      SECTION 4.10.       Material Contracts............................... 21
      SECTION 4.11.       Financial Statements............................. 23
      SECTION 4.12.       Absence of Certain Changes or Events............. 23
      SECTION 4.13.       Employee Benefit Plans........................... 24
      SECTION 4.14.       Liabilities...................................... 26
      SECTION 4.15.       Environmental Protection......................... 26
      SECTION 4.16.       Intellectual Property............................ 29
      SECTION 4.17.       Real Estate...................................... 30
      SECTION 4.18.       Records.......................................... 30
      SECTION 4.19.       Title to and Condition of Personal
                          Property......................................... 30
      SECTION 4.20.       No Adverse Actions............................... 31
      SECTION 4.21.       Labor Matters.................................... 31
      SECTION 4.22.       Investment Company Act........................... 32
      SECTION 4.23.       Insurance........................................ 32
      SECTION 4.24.       Products......................................... 32
      SECTION 4.25.       Archetype Stockholder Debt....................... 32
      SECTION 4.26.       1933 Act Representation.......................... 33
      SECTION 4.27.       Consents, Waivers, Authorizations................ 33

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BITSTREAM................................ 33

      SECTION 5.1.        Organization and Qualification; Subsid-
                          iaries........................................... 33
      SECTION 5.2.        Capitalization................................... 34
      SECTION 5.3.        Authority Relative to this Agreement............. 34
      SECTION 5.4.        No Conflict; Required Filings and Consents....... 34
      SECTION 5.5.        SEC Filings; Financial Statements................ 35
      SECTION 5.6.        Litigation....................................... 36
      SECTION 5.7.        No Violation of Law.............................. 36
      SECTION 5.8.        Board Action; Vote Required...................... 36
      SECTION 5.9.        Brokers.......................................... 37
      SECTION 5.10.       Tax Matters...................................... 37
      SECTION 5.11.       Material Contracts............................... 37

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF A-Sub.................................... 38

      SECTION 6.1.        Organization and Qualification................... 38
      SECTION 6.2.        Capitalization................................... 38
      SECTION 6.3.        Authority Relative to this Agreement............. 39
      SECTION 6.4.        No Conflict; Required Filings and Consents....... 39
      SECTION 6.5.        Board Action; Vote Required:
                          Applicability of Section 203..................... 40
      SECTION 6.6.        Brokers.......................................... 40

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                                                                            Page


ARTICLE VII
COVENANTS OF ARCHETYPE..................................................... 40

      SECTION 7.1.        Conduct or Business in the Ordinary
                          Course........................................... 40
      SECTION 7.2.        Payment of all Employee Compensation............. 42
      SECTION 7.3.        Notification of Certain Matters.................. 42
      SECTION 7.4.        Access and Information........................... 42
      SECTION 7.5.        Stockholder Approval............................. 43
      SECTION 7.6.        Benefit Plans.................................... 43
      SECTION 7.7.        Non Solicitation and Standstill.................. 43
      SECTION 7.8.        Consents, Waivers, Authorizations................ 43
      SECTION 7.9.        No Additional Archetype Material Agreements...... 44
      SECTION 7.10.       Confidentiality.................................. 44
      SECTION 7.11.       Purchase of Certain Assets from Western
                          Systems.......................................... 44
      SECTION 7.12.       Delivery of Financial Statements for
                          Fiscal Year Ended December 31, 1996.............. 45
      SECTION 7.13.       Delivery of Quarterly Financial
                          Statements....................................... 45
      SECTION 7.14.       Incomplete Matters............................... 45

ARTICLE VIII
COVENANTS OF BITSTREAM AND A-Sub........................................... 45

      SECTION 8.1.        Consents, Waivers, Authorizations................ 45
      SECTION 8.2.        Bitstream Stockholder Approval................... 46

ARTICLE IX
ADDITIONAL AGREEMENTS...................................................... 46

      SECTION 9.1.        Additional Agreements............................ 46
      SECTION 9.2.        Cooperation...................................... 46
      SECTION 9.3.        Registration Statement; Registration
                          Rights........................................... 46
      SECTION 9.4.        Restrictions on Transfer......................... 47
      SECTION 9.5.        Post-Merger Bitstream Board of
                          Directors and Officers........................... 48
      SECTION 9.6.        Reorganization................................... 48
      SECTION 9.7.        Letter Agreements................................ 48
      SECTION 9.8.        Conversion of Trevithick Note;
                          Nonconversion of Archetype....................... 48
      SECTION 9.9.        Options to D'anne Hurd........................... 49

ARTICLE X
CONDITIONS TO THE MERGER................................................... 49

      SECTION 10.1.       Conditions to Obligations of Each Party
                          to Effect the Merger............................. 49

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                                                                            Page

      SECTION 10.2.       Additional Conditions to Obligations of
                          Archetype........................................ 50
      SECTION 10.3.       Additional Conditions to Obligations of
                          Bitstream and A-Sub.............................. 50

ARTICLE XI
INDEMNIFICATION............................................................ 51

      SECTION 11.1.       Indemnification.................................. 51
      Section 11.2.       Defense of Claims................................ 52
      Section 11.3.       Source of Payment for Losses incurred
                          by Bitstream; Minimum Threshold.................. 52

ARTICLE XII
TERMINATION, AMENDMENT AND WAIVER.......................................... 53

      SECTION 12.1.       Termination...................................... 53
      SECTION 12.3.       Amendment........................................ 53
      SECTION 12.4.       Waiver........................................... 54
      SECTION 12.5.       Representative................................... 54

ARTICLE XIII
GENERAL PROVISIONS......................................................... 55

      SECTION 13.1.       Non-Survival of Representations,
                          Warranties and Agreements........................ 55
      SECTION 13.2.       Notices.......................................... 55
      SECTION 13.3.       Expenses......................................... 56
      SECTION 13.4.       Certain Definitions.............................. 56
      SECTION 13.5.       Headings......................................... 57
      SECTION 13.6.       Severability..................................... 57
      SECTION 13.7.       Entire Agreement; No Third-Party
                          Beneficiaries.................................... 58
      SECTION 13.8.       Assignment....................................... 58
      SECTION 13.9.       Governing Law.................................... 58
      SECTION 13.10.      Counterparts..................................... 58


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                             INDEX OF DEFINED TERMS

DEFINED TERM                                                              PAGE
1933 Act    ................................................................56
A-Sub       .................................................................1
A-Sub Equity Rights.........................................................38
Accredited Investors........................................................33
Affiliate   ................................................................57
Agreement   .................................................................1
Archetype   .................................................................1
Archetype B Preferred Stock..................................................3
Archetype Benefit Plans.....................................................24
Archetype C Preferred Stock..................................................3
Archetype Certificate; Archetype Certificates................................9
Archetype Common Stock.......................................................3
Archetype Equity Rights.....................................................18
Archetype Material Contracts................................................21
Archetype Preferred Stock....................................................3
Archetype Products..........................................................32
Archetype Stockholders.......................................................3
Archetype Stockholders' Approval............................................20
Bitstream   .................................................................1
Bitstream Certificates......................................................10
Bitstream Class B Common Stock..............................................34
Bitstream Common Stock.......................................................3
Bitstream Equity Rights.....................................................34
Bitstream Material Contracts................................................38
Bitstream Options...........................................................12
Bitstream SEC Reports.......................................................35
Cash Consideration...........................................................4
Certificate of Merger........................................................1
Closing Market Price.........................................................4
Code        .................................................................1
Common Stock Conversion Rate.................................................3
Commonly Controlled Entity..................................................24
Control     ................................................................57
Delaware Law.................................................................1
Dissenting Shares...........................................................14
Effective Time...............................................................2
Employees   ................................................................24
Environment ................................................................28
Environmental Claims........................................................28
Environmental Compliance Costs..............................................28
ERISA       ................................................................24
Escrow Agent.................................................................9
Escrow Agreement.............................................................9
Escrow Amount................................................................9
Exchange Act................................................................57
Exchange Agent...............................................................9
Exchange Fund...............................................................10
GAAP        ................................................................57
Governmental Body...........................................................29

Hazardous Substance.........................................................29
Hurd Release................................................................49
Knowledge   ................................................................57
Legal Requirements..........................................................20
Loss        ................................................................51
Material Adverse Effect.....................................................57
Merger      .................................................................1
Merger Cash Payment..........................................................4
Merger Consideration.........................................................4
Mills       ................................................................49
Mills Shares................................................................49
Nasdaq      .................................................................4
OEM         ................................................................22
Party; Parties...............................................................1
Permits     ................................................................20
Person      ................................................................57
Pre-Surrender Dividends.....................................................11
Preferred Stock Conversion Rate..............................................4
Release     ................................................................29
Remedial Action.............................................................29
Representative..............................................................54
Safety and Environmental Laws...............................................29
SEC         ................................................................57
Service     ................................................................24
Stock Consideration..........................................................4
Surviving Corporation........................................................1
Termination Date............................................................53
Threshold Amount.............................................................5
Trevithick Note.............................................................41
WARN Act    ................................................................31

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                                        Exhibits

Exhibit 2.4(b)                  Form of Escrow Agreement

Exhibit 2.8(i)                  Form of Option

Exhibit 2.8(ii)                 Form of Warrant

Exhibit 3.2(a)(vii)             Form of Non-Competition Agreement

Exhibit 3.2(a)(viii)            Form of Confidentiality Agreement

Exhibit 3.2(a)(ix)(A)           Form of Employment Agreement between
                                Bitstream and Paul Trevithick

Exhibit 3.2(a)(ix)(B)           Form of Employment Agreement between
                                Bitstream and Susan Robertson

Exhibit 3.2(a)(xv)              Form of Lock-Up Agreements

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                             Schedules Provided by Archetype

Schedule 2.4                    List of Archetype Stockholder Debt

Schedule 3.2(a)(vii)            List of Employees Entering Non-Competition
                                   Agreements

Schedule 3.2(a)(viii)           List of Employees Entering Confidentiality
                                   Agreements

Schedule 4.2(b)                 List of Holders of Record of Issued and
                                Outstanding Capital Stock

Schedule 4.2(c)                 List of Holders of Record of Archetype Equity
                                Rights

Schedule 4.5 List of Claims, Actions, Suits, Proceedings or Investigations Pending or Threatened Against Archetype

Schedule 4.9                    List of Tax Matters

Schedule 4.10                   List of Archetype Material Contracts

Schedule 4.12                   List of Sale, Disposition, License or other
                               Transfer of Assets

Schedule 4.13(a)                List of Employee Benefit Plans

Schedule 4.13(e)                List of Welfare Plans

Schedule 4.14                   Certain Liabilities of Archetype

Schedule 4.15                   List of Environmental Protection Claims

Schedule 4.16                   List of Intellectual Property

Schedule 4.17(a)                List of Real Property

Schedule 4.17(b)                List of Real Property Impairments

Schedule 4.19                   Inventory of Personal Property

Schedule 4.23                   Insurance Policies

Schedule 4.24(a)                List Product Liability Claims

Schedule 4.27                   Archetype Required Consents

Schedule 7.14                   Incomplete Matters

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER, dated as of March 27, 1997 (this "Agreement"), by and among Bitstream Inc., a Delaware corporation ("Bitstream"), Archetype Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Bitstream ("A-Sub"), and Archetype, Inc., a Delaware corporation ("Archetype").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of each of Bitstream, Archetype and A-Sub have each determined that it is in the best interests of their respective stockholders to effect the Merger (as defined in Section 1.1 hereof) and the other transactions contemplated hereby relating to the Merger, and such parties desire to make certain representations, warranties and agreements in connection with the Merger;

            WHEREAS, the Parties intend that the Merger constitute a reorganization within the meaning of Section 368(a)(2)(d) of the Internal Revenue Code of 1986, as amended (the "Code") and that the payment of the Merger Cash Payment at closing and pursuant to the terms of the Escrow constitute an installment sale within the meaning of Section 453 of the Code; and

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:


                                    ARTICLE I
                        THE MERGER AND THE EFFECTIVE TIME

            SECTION 1.1. The Merger. At the Effective Time (as defined in
Section 1.2 hereof) and subject to and upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law"), Archetype shall be merged with and into A-Sub, the separate corporate existence of Archetype shall cease, and A-Sub shall continue as the surviving corporation which shall be a wholly-owned subsidiary of Bitstream (the "Merger"). A-Sub as the surviving corporation of the Merger is herein sometimes referred to as the "Surviving Corporation", Archetype, Bitstream and A-Sub are herein referred to collectively as the "Parties" and each individually as a "Party."

            SECTION 1.2. Effective Time. Simultaneously with the consummation of the Closing referred to in Article III hereof, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the

Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall become effective on the date and at the time agreed upon by the Parties and specified in the Certificate of Merger, or, if no time is so specified, on the date and at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (such time of effectiveness is hereinafter referred to as the "Effective Time").

            SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Archetype shall continue with, or vest in, as the case may be, A-Sub as the Surviving Corporation, and all debts, liabilities and duties of Archetype shall continue to be, or become, as the case may be, the debts, liabilities and duties of A-Sub as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of Bitstream.

            SECTION 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of Archetype as a result of, or otherwise to carry out, this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of Archetype all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Archetype, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            SECTION 1.5. Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. At the Effective Time:

                  (a) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of A-Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation;

                  (b) the Bylaws of the Surviving Corporation shall be the Bylaws of A-Sub immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law and the Certificate of Incorporation and such Bylaws of the Surviving Corporation; and

                  (c) the directors and officers of A-Sub shall continue to serve in their respective offices in the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Delaware Law and the Bylaws of the Surviving Corporation.


                                   ARTICLE II
         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

            SECTION 2.1. Effect of the Merger on Capital Stock of Constituent Corporations.(a) At the Effective Time, each share of Common Stock, par value $.0001 per share, of Archetype ("Archetype Common Stock"), each share of Class B Preferred Stock, par value $.0001 per share, of Archetype ("Archetype B Preferred Stock"), and each share of Class C Preferred Stock, par value $.0001 per share, of Archetype ("Archetype C Preferred Stock, and together with the Archetype B Preferred Stock, the "Archetype Preferred Stock"), other than Dissenting Shares (as hereinafter defined) shall, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities (the "Archetype Stockholders"), be converted into the right to receive a portion of a share of Class A Common Stock, par value $.01 per share, of Bitstream ("Bitstream Common Stock") and cash as follows (subject to adjustment as hereinafter set forth in this Article II):

                           (i)  each outstanding share of Archetype
Common Stock (other than Dissenting Shares) shall be converted into the right to receive $0.54418 per share in cash and .57950 fully paid non-assessable shares of Bitstream Common Stock (such fraction of a share of Bitstream Common Stock issuable for each share of Archetype Common Stock being hereinafter referred to as the "Common Stock Conversion Rate"), and

                          (ii)  each outstanding share of Archetype
Preferred Stock (other than Dissenting Shares) shall be converted into the right to receive $2.32 per share in cash and .32233 fully paid non-assessable shares of Bitstream Common Stock (such fraction of a share of Bitstream Common Stock issuable for each share of Archetype Preferred Stock being hereinafter referred to as the "Preferred Stock Conversion Rate").

                  (b) At the Effective Time, each issued and outstanding share of capital stock of A-Sub shall continue unchanged and remain issued and outstanding as a share of capital stock of the Surviving Corporation.

            SECTION 2.2. Merger Consideration; Closing Market Price Defined. The term "Merger Consideration," as used in this Agreement, shall mean the sum of
(i) the total amount of cash to be paid under Sections 2.1(a)(i) and (ii) in respect of Archetype Common Stock and Archetype Preferred Stock (the "Merger Cash Payment"), (ii) the aggregate value of shares of Bitstream Common Stock (valued at the Closing Market Price) to be issued under Section 2.1(a)(i) and
(ii) in respect of Archetype Common Stock and Archetype Preferred Stock, and
(iii) the aggregate amount of Archetype Stockholder Debt (as hereinafter defined) to be repaid by Bitstream on the Closing Date pursuant to Section 2.4 (the Merger Cash Payment and the amount referred to in clause (iii) hereof is hereinafter referred to as the "Cash Consideration" and the portion of the Merger Consideration to be paid in Bitstream Common Stock referred to in clause
(ii) hereof is hereinafter referred to as the "Stock Consideration"). The term "Closing Market Price" shall mean the average of the last bid prices per share of Bitstream Common Stock as reported on the Nasdaq National Market (the "Nasdaq") for [the trading days] in the thirty (30) consecutive calendar days ending on the business day immediately prior to the Closing Date (as hereinafter defined).

            SECTION 2.3. Adjustments to Merger Consideration. The following adjustments to the Merger Consideration specified in Section 2.2 shall be made in the order indicated below:

                  (a) first, the number of shares to be issued as Stock Consideration shall be adjusted (x) upward if the Closing Market Price shall be less than $3.125 per share, by multiplying the Common Stock Conversion Rate or the Preferred Stock Conversion Rate (as the case may be) by a fraction, the numerator of which shall equal 3.125 and the denominator of which shall equal the Closing Market Price, and (y) downward if the Closing Market Price shall be greater than $6.50 per share, by multiplying the Common Stock Conversion Rate or the Preferred Stock Conversion Rate (as the case may be) by a fraction, the numerator of which shall equal 6.50 and the denominator of which shall equal the Closing Market Price;

                  (b) second, valuing the Stock Consideration at the Closing Market Price, the Parties will equitably adjust up or down the Common Stock Conversion Rate and the Preferred Stock Conversion Rate such that the sum of the Merger Cash Payment and the Stock Consideration per share of Archetype Preferred Stock shall be 10% higher than the sum of the Merger Cash Payment and the Stock Consideration per share of Archetype Common Stock, provided, however, that any such adjustments shall not increase or decrease the amount of the Cash Consideration, the total amount of the Stock Consideration or the total number of shares to be issued as the Stock Consideration on the Effective Time; and

                  (c) third, valuing the Stock Consideration at the Closing Market Price, the Cash Consideration shall be reduced and the Stock Consideration shall be increased to the extent necessary to result in the Cash Consideration being no greater than 50% of the total Merger Consideration.

                  (d) (i) After making the adjustments set forth in (a), (b) and
(c) above, the Merger Consideration shall be subject to further adjustment (x) downward, to the extent the Threshold Amount does not exceed $300,000 and (y) upward, to the extent the Threshold Amount exceeds $300,000. The "Threshold Amount" shall be an amount equal to, without duplication, (A) the aggregate amount, as of the Closing Date, of all cash, cash equivalents, and accounts receivable (net of bad debt reserves of Archetype computed in accordance with GAAP and excluding any receivables or other amounts owed to Archetype from any director, officer or stockholder thereof), minus (B) the aggregate amount, as of the Closing Date, of all liabilities in respect of accounts payable, deposits, prepayments, accrued expenses, taxes, indebtedness and other liabilities and obligations of Archetype (excluding up to $800,000 in aggregate amount of Archetype Stockholder Debt to be repaid by Bitstream at the Closing in accordance with Section 2.4 and the amount of the Western Payment referred to in
Section 7.11). Any such adjustments shall be applied to both the Merger Cash Payment and the Stock Consideration on a pro rata basis.

                          (ii)  The Threshold Amount shall be computed
as of the close of business on the Closing Date, in accordance with the general principle that all items of income, liability and expense shall be prorated as of the close of business on the Closing Date. In connection with the computation of the Threshold Amount, any items which relate to both a period of time prior to the Closing Date and a period of time after the Closing Date shall be prorated on the basis of a 365/366 day year and for actual days elapsed.

                         (iii)  (A) At least five business days prior
to the Closing Date, Archetype shall provide to Bitstream a certificate executed by an authorized officer thereof (the "Estimated Threshold Amount Certificate"), which shall set forth in reasonable detail Archetype's estimated calculation of the Threshold Amount, which shall be accompanied by reasonably detailed documentation supporting the calculation of such amount.

                           (B) Bitstream shall have the right to review the
Estimated Threshold Amount Certificate, and shall be provided with any additional supporting documentation as it shall reasonably request. If Bitstream shall dispute Archetype's calculation of the estimated Threshold Amount, then, on or prior to the Closing Date, Bitstream shall have the right to deliver to Archetype a certificate executed by an authorized officer thereof (the "Bitstream Threshold Certificate"), which shall set forth in reasonable detail the nature of the dispute and the calculation of the estimated Threshold Amount by Bitstream, and the extent of any difference from the amount calculated in the Estimated Threshold Amount Certificate. (The Estimated Threshold Amount Certificate and the Bitstream Threshold Certificate are sometimes collectively referred to herein as the Certificates").

                           (C) Notwithstanding any discrepancy between the
Certificates, the Closing shall occur pursuant to Section 3.1 hereof, with the amount of the Merger Consideration (minus the Indemnity Escrow Amount, which shall be paid to the Escrow Agent), as determined pursuant to the Threshold Amount set forth in the Bitstream Threshold Certificate (or, if none is given, pursuant to the Estimated Threshold Amount Certificate), to be paid by Bitstream as specified in Section 2.4 on the Closing Date, and a portion of the Merger Consideration equal to the portion of the Threshold Amount disputed pursuant to the Bitstream Threshold Certificate (if any), shall be paid or delivered by Bitstream to the Escrow Agent in accordance with Section 2.4(c), and held in escrow until the final determination of the Threshold Amount and related adjustments pursuant to Section 2.3(d)(iv) below, in accordance with the terms of the Escrow Agreement (the "Dispute Escrow Amount"). The Dispute Escrow Amount shall consist of pro rata portions of the Merger Cash Payment and the Stock Consideration (determined based on the aggregate amounts of the Merger Cash Payment and the Stock Consideration determined after giving effect to all adjustments made on the Closing Date under Section 2.3 but disregarding the effect of the dispute as to the Threshold Amount) and shall be deemed deposited, on a pro rata basis, from, and reduce the amounts otherwise paid or distributable to, each Archetype Stockholder (based on the proportion of the aggregate Merger Cash Payment and Stock Consideration to be paid to each such stockholder, determined as provided on the preceding parenthetical).

                           (iv) (A) Within 60 days after the Closing Date,
Bitstream shall deliver to the Representative, as agent for the Archetype Stockholders, a certificate (the "Final Threshold Amount Certificate"), signed by an appropriate officer or official of Bitstream, setting forth any proposed changes in the Threshold Amount set forth in the Bitstream Threshold Certificate, (or, if none was given, in the Estimated Threshold Amount Certificate) and setting forth, in reasonable detail, the reason for such changes, together with a copy of any working papers or other documents relating to such as the Representative may reasonably request.

                           (B) If the Representative shall conclude that the
Final Threshold Amount Certificate does not accurately reflect the Threshold Amount, then the Representative shall, within thirty (30) days after receipt of the Final Threshold Amount Certificate, furnish to Bitstream a written statement of any discrepancy or discrepancies believed by the Representative to exist (the "Discrepancy Certificate").

                           (C) The Representative and Bitstream shall attempt
jointly to resolve any discrepancy set forth in the Discrepancy Certificate within thirty (30) days after receipt thereof, which resolution, if achieved, shall be binding upon all parties to this Agreement (and all of the Archetype Stockholders) and not subject to dispute or review. If the Representative and Bitstream cannot resolve the discrepancy to their mutual satisfaction within such thirty (30) day period, the Representative or Bitstream may, within the following ten (10) days, request the Boston office of Arthur Andersen LLP, or such other independent certified public accounting firm in Boston of national standing agreed to by them (the "Designated Accountant"), to review and resolve the matters raised in the Discrepancy Certificate. If Arthur Andersen LLP declines to act in such capacity and the Representative and Bitstream are unable to agree upon another firm to act as Designated Accountant within such 10 day period, then either the Representative or Bitstream may provide a written notice to the other (the "Selection Notice") setting forth the name of a firm of certified public accountants designated by the party giving the Selection Notice. The other party shall designate a second firm of certified public accountants by notice ("Response Notice") given within ten days of the giving of the Selection Notice. The two firms designated as aforesaid shall promptly select a third firm of certified public accountants to resolve the dispute, provided, however, that if the parties fail to designate two firms of certified public accountants as aforesaid within the period during which a Response Notice may be given, or if the firms so designated are unable to agree upon a third firm, within ten days after the giving of the Response Notice, then the third firm of certified public accountants shall be a firm of certified public accountants designated by the American Arbitration Association at the request of any party participating in the resolution of such dispute. The cost of retaining the Designated Accountant and such firm of certified public accountants shall be paid one-half by Bitstream and one-half out of the Escrow Amount. The Designated Accountant or such firm shall report its conclusions as to the determination of the Threshold Amount and the related adjustments (if any) to the amount of the Merger Consideration, and such report shall be conclusive and binding on all parties to this Agreement (and on all of the Archetype Stockholders) and not subject to dispute or review, and judgment thereon may be entered in any court of competent jurisdiction.

                           (D) If the Threshold Amount, either as agreed to by
the parties or as determined in accordance with this Section 2.3(d)(iv) (the "Final Threshold Amount"), shall be:

                                    (i) greater than the Estimated Threshold
Amount, the amount of the difference in such amount (the "Archetype Payment") shall be paid to the Representative, on behalf of the Archetype Stockholders as follows:

                                             (x) each of Bitstream and Archetype
shall instruct the Escrow Agent to pay to the Representative an amount equal to the Archetype Payment out of the Dispute Escrow Amount; and

                                             (y) if the Dispute Escrow Amount
shall be less than the amount of the Archetype Payment, then Bitstream shall itself pay to the Representative the amount of such insufficiency; or

                                    (ii)  less than the Estimated Thres-
hold Amount, the amount of the difference in such amount (the "Bitstream Payment") shall be paid to Bitstream as follows:

                                             (x) each of Bitstream and Archetype
shall instruct the Escrow Agent to pay to Bitstream an amount equal to the Bitstream Payment out of the Dispute Escrow Amount; and

                                             (y) if the Dispute Escrow Amount
shall be less than the amount of the Bitstream Payment, each of Bitstream and Archetype shall instruct the Escrow Agent to pay to Bitstream the amount of such insufficiency out of the Indemnification Escrow Amount.

            All payments under this clause (D) shall consist of Merger Cash Payment and Stock Consideration, in the same proportions as the proportions in which Merger Cash Payment and Stock Consideration were used to create the Dispute Escrow Amount (or, if none, in the same relative proportions that the aggregate Merger Cash Payment and the aggregate Stock Consideration constituted a portion of the Merger Consideration). Moreover, payments shall be made to or from each former Archetype Stockholder based on its respective pro rata portion of the aggregate Merger Cash Payment and Stock Consideration.

            SECTION 2.4. Payment of Cash Consideration; Establishment of Escrow Account. (a) Subject to Section 2.3, all payments of the Merger Cash Payment to be made pursuant to Section

2.1 (excluding the portion includable in the Escrow Amount pursuant to subsection (c) hereof) shall be made on the Closing Date by wire transfer of immediately available funds to such account and such bank as the Representative shall designate by notice to Bitstream given not less than three business days prior to the Closing Date.

                  (b) Subject to Section 2.3, on the Closing Date Bitstream shall cause to be repaid up to $800,000 of indebtedness currently owed by Archetype to certain stockholders thereof, which indebtedness is described on
Schedule 2.4 hereto (the "Archetype Stockholder Debt"), by wire transfer of immediately available funds to such account(s) and such bank(s) as shall be specified by Archetype by written notice given at least three days prior to the Closing Date.

                  (c) On the Closing Date, Bitstream shall deposit an amount equal to ten percent (10%) of the Merger Cash Payment and 10% of the Bitstream Options, and shall deposit or instruct the Exchange Agent to deposit 10% of the shares of Bitstream Common Stock comprising the Stock Consideration (collectively, the "Indemnification Escrow Amount," and together with the Dispute Escrow Amount, the "Escrow Amount"), with State Street Bank & Trust Company (the "Escrow Agent"), to be held in escrow by the Escrow Agent pursuant to an escrow agreement (the "Escrow Agreement") substantially in the form of
Exhibit 2.4(c) hereto. The parties agree that, until disbursement of the Escrow Amount pursuant to the terms of the Escrow Agreement, Bitstream shall be treated as the owner of the portion of the Merger Cash Payment included within the Escrow Amount and that the Escrow Agent shall hold the portion of the Merger Cash Payment included within the Escrow Amount in the name and taxpayer identification number of Bitstream. However, upon the disbursement of any portion of the Merger Cash Payment included within the Escrow Amount the Representative, acting on behalf of the Archetype Stockholders, and Bitstream shall cause to be paid to the Representative interest on the amount so disbursed equal to the actual amount of interest earned on the amount of such disbursement while such was held by the Escrow Agent under the Escrow Agreement. The portion of the shares of Bitstream Common Stock that are to be deposited in escrow as part of the Escrow Amount are hereinafter referred to as the "Escrowed Shares" and the portion of the Bitstream Options that are to be deposited in escrow as part of the Escrow Amount are hereinafter referred to as the "Escrowed Options."

            SECTION 2.5. Exchange of Archetype Certificates. (a) Subject to the terms and conditions hereof, at or prior to the Effective Time, Bitstream shall appoint an exchange agent (the "Exchange Agent") to effect the exchange of certificates representing shares of Archetype Common Stock and Archetype Preferred Stock, other than Dissenting Shares (collectively, "Archetype Certificates") for certificates representing shares of

Bitstream Common Stock (collectively, "Bitstream Certificates") in accordance with the provisions of this Article II (the "Exchange Agent"). From time to time after the Effective Time, Bitstream shall deposit, or cause to be deposited, Bitstream Certificates for conversion of Archetype Certificates in accordance with the provisions of this Article II (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). As soon as reasonably practicable after the Effective Time, Bitstream shall cause to be mailed to each holder of record of a Archetype Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Archetype Certificates shall pass, only upon proper delivery of the Archetype Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bitstream reasonably may specify) and (ii) instructions for use in effecting the surrender of the Archetype Certificates in exchange for Bitstream Certificates and payment of cash in lieu of fractional shares. Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a Archetype Certificate may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such Archetype Certificate to Bitstream. Such holder shall be entitled upon such surrender, together with a letter of transmittal, duly executed, and such other customary documents as may be required by the Exchange Agent, to receive in exchange therefor a Bitstream Certificate or Bitstream Certificates representing a number of full shares of Bitstream Common Stock equal to (x) the number of full shares of Bitstream Common Stock into which the shares of Archetype Common Stock or Archetype Preferred Stock, as the case may be, theretofore represented by the Archetype Certificates so surrendered shall have been converted in accordance with the provisions of Article II, minus (y) the number of Escrowed Shares issued in the name of and delivered to the Escrow Agent on behalf of such Archetype Stockholder pursuant to Section 3.2(b)(ix) below, together with a cash payment in lieu of fractional shares in accordance with Section 2.7, and all such shares of Bitstream Common Stock shall be deemed to have been issued at the Effective Time. It is understood and agreed that separate certificates shall be issued in the name of the Escrow Agent representing the Escrowed Shares and such certificates shall be delivered directly to the Escrow Agent, together with duly executed stock powers, and become part of the Escrow Amount. Until so surrendered and exchanged, each outstanding Archetype Certificate shall be deemed for all corporate purposes of Bitstream, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Bitstream Common Stock into which the shares of Archetype Common Stock theretofore represented by the Archetype Certificate shall have been converted at the Effective Time. Unless and until any such Archetype Certificate is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Bitstream Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such Archetype Certificate in respect thereof. Upon the surrender of any Archetype Certificate, however, the record holder of the Bitstream Certificate or Bitstream Certificates representing shares of Bitstream Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Bitstream, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Bitstream Common Stock ("Pre-Surrender Dividends"), except that any Pre-Surrender Dividends in respect of the Escrowed Shares shall be paid to the Escrow Agent and become part of the Escrow Amount. No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of Archetype Certificates. After the appointment of the Exchange Agent shall have been terminated, such holders of Bitstream Common Stock which have not received payment of PreSurrender Dividends shall look only to Bitstream for payment thereof. Notwithstanding the foregoing provisions of this Section 2.5(a), none of the Exchange Agent, Bitstream, Archetype or A-Sub shall be liable to a holder of Archetype Certificates for any Bitstream Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.5 hereof.

                  (b) In the event any Archetype Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that effect by the Person claiming such Archetype Certificate to be lost, stolen or destroyed and, if required by Bitstream or the Exchange Agent, the posting by such Person of a bond in such amount as Bitstream or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Archetype Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, Bitstream Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Bitstream Common Stock deliverable in respect thereof pursuant to this Article II.

                  (c) Any portion of the Exchange Fund which remains undistributed for six months after the Effective Time shall be delivered to Bitstream, upon demand, and any holders of Archetype Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Bitstream for satisfaction of their claims for Bitstream Common Stock or any cash in lieu of fractional shares of Bitstream Common Stock and any Pre-Surrender Dividends.

            SECTION 2.6. Transfer Books. The stock transfer books of Archetype with respect to the Archetype Certificates shall each be closed at the Effective Time and no transfer of any Archetype Certificates will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of a Archetype Certificate that is not registered in the stock transfer records of Archetype at the Effective Time, a certificate or certificates representing the number of full shares of Bitstream Common Stock into which the Archetype Common Stock represented by such Archetype Certificate shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares in accordance with Section 2.7 hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 2.5(a) hereof, if the Archetype Certificate surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

            SECTION 2.7. No Fractional Share Certificates. (a) No scrip or fractional share certificate for Bitstream Common Stock will be issued upon the surrender for exchange of Archetype Certificates, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Bitstream or of the Surviving Corporation with respect to such fractional share interest.

                  (b) In lieu of such fractional share, Bitstream shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of such fractional share an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Archetype Common Stock held at the Effective Time by such holder) by (ii) Closing Market Price.

                  (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Archetype Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Archetype Common Stock, subject to and in accordance with the terms of Section
2.7 hereof.

            SECTION 2.8. Options/Warrants to Purchase Archetype Common Stock. At the Effective Time, each option or warrant granted by Archetype to purchase shares of Archetype Common Stock or Archetype Preferred Stock, as the case may be, that is outstanding and unexercised as of the date hereof (the "Archetype Options") shall be assumed by Bitstream and converted into an option or warrant to purchase shares of Bitstream Common Stock, substantially in the forms attached as Exhibits 2.8(i) and 2.8(ii), respectively (the "Bitstream Options"), each of which shall be issued under Bitstream's 1996 Stock Plan, in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

                  (a) the number or shares of Bitstream Common Stock issuable on the exercise of each Bitstream Option shall be equal to the number of shares of Archetype Common Stock or Archetype Preferred Stock, as the case may be, issuable, as of the date hereof, under the Archetype Option which it replaces, except for the Archetype Option to purchase 144,928 shares of Archetype Common Stock held by Messrs. Charles Ying and Richard Ying, which shall be converted into Bitstream Options to purchase 50,000 shares of Bitstream Common Stock;

                  (b) the exercise price per share of Bitstream Common Stock under each Bitstream Option shall be equal to $.90 per share;

                  (c) each Bitstream Option shall vest and be exercisable on the same terms as the original Archetype Option; provided, that no Bitstream Option shall be exercisable within six months of the Effective Time or more than seven
(7) years after the Effective Time; and

                  (d) no Bitstream Option shall be issued to any employee of Archetype who, upon consummation of the Merger, is offered the opportunity to enter the employ of Bitstream, unless such employee enters the employ of Bitstream and executes and delivers to Bitstream on the Closing Date the Non-Competition Agreement and the Confidentiality Agreement such employee is required to deliver to Bitstream pursuant to Sections 3.2(a)(vii) and (viii), respectively (any Archetype Options held by any Archetype Employee who does not so enter the employ of Bitstream or does not execute such agreements is a "Disqualified Option"). Moreover, the Bitstream Options shall provide that such option, and such employees' rights thereunder, shall be void and of no further force and effect if such employee breaches any of its obligations under the Confidentiality Agreement or the Non-Competition Agreement or fails to remain an employee of Bitstream for at least six months after the Closing Date (except if such employment is terminated by Bitstream without cause).

            All Disqualified Options and all options and warrants granted by Archetype to purchase shares of Archetype Common Stock or Preferred Stock, other than Archetype Options, shall at the Effective Time be null and void and no longer exercisable in any respect, and, on or prior to the Effective Time, Archetype shall take such action as shall be necessary to give effect to the foregoing, including obtaining the written agreement of any holder of Archetype Options or Disqualified Options to the provisions set forth in this Section 2.8.


            SECTION 2.9. Certain Additional Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Bitstream Common Stock or of Archetype Common Stock or Archetype Preferred Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Bitstream Options, the Merger Consideration , any options to be pursuant to certain employment agreements described in Section 3.2(a)(ix) and the options to be issued to Mr. Ying pursuant to Section 9.5, shall each be adjusted accordingly to provide the persons entitled thereto with the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

            SECTION 2.10. Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, to the extent the Closing has occurred, any shares of Archetype Common Stock and Archetype Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by Archetype Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.2 hereof. Such Archetype Stockholders instead shall be entitled to receive payment of the appraised value of such shares of Archetype Common Stock and Archetype Preferred Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Archetype Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Archetype Common Stock and Archetype Preferred Stock under such
Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in this Article II, of the Archetype Certificates that formerly evidenced such shares of Archetype Common Stock and Archetype Preferred Stock. Archetype shall give Bitstream prompt notice of any demands for appraisal of shares of Archetype Common Stock and Archetype Preferred Stock received by it and the opportunity to direct all negotiations and proceedings with respect to any such demands. Archetype shall not, without the prior written consent of Bitstream, make any payment with respect to, or settle, offer to settle, or otherwise negotiate any such demands.

                                   ARTICLE III
                              CLOSING TRANSACTIONS


            SECTION 3.1. Closing Date. The closing of the Merger (the "Closing") shall take place at such time and on such date as shall be designated by Bitstream pursuant to notice given at least three business days in advance, provided such notice may only be given after each of the conditions set forth in
Article X have been satisfied or waived by the Party or Parties entitled to the benefit of such conditions (other than such conditions which are to be satisfied at the Closing). The Closing shall be held at the offices of Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, 29th Floor, New York, New York 10112, or at such time and place as the Parties mutually agree. The date on which the Closing occurs is herein referred to as the "Closing Date." If by June 30, 1997 the conditions referred to in the foregoing sentence have not been satisfied (or waived by Archetype, on the one hand, or Bitstream and A-Sub, on the other hand), then any party hereto may terminate this Agreement on notice to the other Parties, provided that the Party giving such notice is not in default of its obligations hereunder which default is the basis of the failure of the conditions to be satisfied.

            SECTION 3.2.  Closing Documents.

                  (a) At the Closing, Archetype shall deliver the following documents to Bitstream and A-Sub:

                           (i)  Evidence of the approval of the Merger
Agreement by the Archetype Stockholders and a copy of the Merger Agreement upon which the fact of such approval has been certified.

                          (ii)  A copy of Archetype's Certificate of
Incorporation certified by the Secretary of State of the State of Delaware, which certification shall be dated no earlier than three days prior to Closing.

                         (iii)  A good standing certificate with
respect to Archetype, dated no earlier than two days prior to the Closing, issued by the State of Delaware and each state in which Archetype is qualified to transact business.

                          (iv)  Archetype's minute books, stock book
and stock transfer ledger. (In addition, all of Archetype's files of correspondence, lists, records, in whatever medium the records are stored, manuals and books of account shall be delivered to Bitstream and A-Sub at Bitstream's principal place of business on the Closing Date.)

                           (v) All documents relating to Archetype Equity
Rights, including the Archetype Options.

                           (vi) Copies of the instruments, authorizations,
approvals, consents and orders of third parties referred to in Section 4.27 hereof, including the Required Consents.

                           (vii) Non-Competition Agreements duly executed by
each Archetype employee entering the employ of Bitstream, including each of the parties designated in Schedule 3.2(a)(vii) hereto in substantially the form of
Exhibit 3.2(a)(vii).

                           (viii) Confidentiality Agreements duly executed by
each of the Archetype employee entering into the employ of Bitstream, including each of the persons listed on Schedule 3.2(a)(viii) hereto, substantially in the form of Exhibit 3.2(a)(viii).

                           (ix) Employment Agreements substantially in the form
of Exhibits 3.2(a)(ix)(A) and 3.2(a)(ix)(B), respectively (collectively the "Employment Agreements"), duly executed by Paul Trevithick and Susan Robertson, respectively.

                           (x) A copy of the Escrow Agreement duly executed by
Archetype, together with separate stock powers executed in blank by or on behalf of the Archetype Stockholders for use with respect to the Escrowed Shares.

                           (xi) The Trevithick Note marked "canceled."

                           (xii) The Hurd Release.

                           (xiii) Evidence that the Archetype Stockholders
have duly appointed the Representative and granted the Representative the power of attorney referred to in Section 12.5.

                           (xiv) The Certificates described in Section 10.3(c)
hereof.

                           (xv) An opinion, dated the Closing Date and addressed
to Bitstream and A-Sub from Peabody & Arnold, in form and substance reasonably satisfactory to Bitstream and its counsel.

                           (xvi) Executed Lock-Up Agreements, in the form of
Exhibit 3.2(xvi), from each of the Persons referred to in Section 9.4.

                  (b) At the Closing, Bitstream and A-Sub shall make the payments referred to in Section 2.4, and shall deliver the following documents to Archetype or the other persons referred to below:

                           (i) A copy of the Certificate of Merger duly executed
on behalf of A-Sub.

                           (ii) A copy of the Bitstream Threshold Certificate,
if any.

                           (iii) The requisite number of Bitstream Options to
each holder of Archetype Options (other than Disqualified Options), except that Bitstream shall deliver directly to the Escrow Agent the Escrowed Options.

                           (iv) Good standing certificates with respect to
Bitstream and A-Sub, dated no earlier than three days prior to the Closing, issued by the Secretary of State of Delaware.

                           (v) The Employment Agreements duly executed by
Bitstream.

                           (vi) The certificate described in Section 10.2(c)
hereof.

                           (vii) An opinion, dated the Closing Date and
addressed to Archetype, from Rubin Baum Levin Constant & Friedman, counsel to Bitstream and A-Sub, in form and substance reasonably satisfactory to Archetype its counsel.

                           (viii) A copy of the Escrow Agreement duly executed
by Bitstream.

                           (ix) A stock certificate or certificates, issued in
the name of the Escrow Agent, representing the Escrowed Shares.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ARCHETYPE

            Archetype hereby represents and warrants to Bitstream and A-Sub as follows:

            SECTION 4.1. Organization and Qualification; Subsidiaries. Archetype is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Archetype has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. Archetype has heretofore delivered or made available to Bitstream and A-Sub accurate and complete copies of the Certificate of Incorporation and By-laws, or equivalent governing instruments, as currently in effect of Archetype.

            SECTION 4.2. Capitalization. (a) The authorized capital stock of Archetype consists of (i) 575,365 shares of preferred stock, par value $.0001 per share, (x) 320,110 shares of which are Class B Preferred Stock of which 310,110 shares are outstanding, and (y) 255,255 shares of which are Class C Preferred Stock, of which 255,255 shares are outstanding, and (ii) 2,350,000 shares of Archetype Common Stock, of which, 556,212 shares outstanding. Except as permitted under Section 7.1(i), no additional shares of Archetype Common Stock or Archetype Preferred Stock will be issued or become issuable at any time from the date hereof through the Effective Time. Except as set forth above, there are no outstanding Archetype Equity Rights. For purposes of this Agreement, "Archetype Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Archetype at any time, or upon the happening of any stated event, any shares of the capital stock of Archetype.

                  (b) Schedule 4.2(b) lists all holders of record of the issued and outstanding capital stock of Archetype and the amounts and classes of capital stock held by such holders.

                  (c) Schedule 4.2(c) lists all holders of Archetype Equity Rights and the title and capital stock underlying the Archetype Equity Right held by such holders.

                  (d) There are no outstanding obligations of Archetype or any of Archetype's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Archetype or any Archetype Equity Rights.

                  (e) All of the issued and outstanding shares of Archetype Common Stock and Archetype Preferred Stock are validly issued, fully paid and nonassessable.

                  (f) There are no voting trusts or other agreements or understandings to which Archetype or any Archetype Stockholders is a party with respect to the voting of the capital stock of Archetype.

            SECTION 4.3. Authority Relative to this Agreement. Archetype has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by

Archetype and the consummation by Archetype of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Archetype, subject to the approval of this Agreement by Archetype's Stockholders required by Delaware Law. This Agreement has been duly executed and delivered by Archetype and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Archetype, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and except that Archetype's obligation to effect the Merger is subject to the approval of this Agreement by Archetype's stockholders referred to in Section 4.7(b) below.

            SECTION 4.4. No Conflict: Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Archetype do not, and, subject to the obtaining of the Archetype Stockholder Approval (as defined below), the performance of this Agreement by Archetype will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Archetype, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Archetype or by which its property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Archetype pursuant to, result in the loss of any benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Archetype is a party or by which Archetype or any of its property is bound or affected.

                  (b) Except for applicable requirements, if any, of the 1933 Act (as hereinafter defined), filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws, Archetype is not required to submit any notice, report or other filing with, or obtain any consent or approval of, any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement.

            SECTION 4.5. Litigation. Except as disclosed on Schedule 4.5 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to Archetype's knowledge, threatened against Archetype, or any properties or rights of Archetype, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, adversely affecting this Agreement or any action taken or to be taken or documents executed or to be executed pursuant to or in connection with the provisions of this Agreement, or which, if decided adversely to Archetype could have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of Archetype (a "Material Adverse Effect").

            SECTION 4.6. No Violation of Law. The business of Archetype and its Subsidiaries is not being conducted in material violation of any statute, law, ordinance, regulation, judgment, order or decree of any domestic or foreign governmental or judicial entity (including any stock exchange or other self regulatory body) ("Legal Requirements"), or in material violation of any permits, franchises, licenses, authorizations or consents that are granted by any domestic or foreign government or judicial entity (including any stock exchange or other self-regulatory body) ("Permits"). No investigation or review by any domestic or foreign governmental or regulatory entity with respect to Archetype in relation to any alleged violation of law or regulation is pending or, to Archetype's knowledge, threatened, nor has any governmental or regulatory entity indicated an intention to conduct the same.

            SECTION 4.7. Board Action: Vote Required. (a) The Board of Directors of Archetype has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Archetype and the Archetype Stockholders and has resolved to recommend to the Archetype Stockholders that they vote in favor thereof.

                  (b) The approval of the Merger by a majority of the votes entitled to be cast by all holders of Archetype Common Stock and Archetype Preferred Stock , voting together as a single class, as well as by two-thirds of the votes entitled to be cast by the holders of Archetype Series B Preferred Stock and Series C Preferred Stock, voting separately (the "Archetype Stockholders' Approval") is the only vote of the holders of any class or series of the capital stock of Archetype required to approve this Agreement, the Merger and the other transactions contemplated hereby.

            SECTION 4.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Archetype.

            SECTION 4.9. Tax Matters. Except as set forth on Schedule 4.9 hereto:

                  (a) All federal and foreign tax returns and tax reports required to be filed by Archetype on or prior to the Closing Date or with respect to taxable periods ending on or prior to the Closing Date have been or will be filed with the appropriate governmental authorities on or prior to the Effective Time or by the due date thereof including extensions;

                  (b) All state and local tax returns and tax reports required to be filed by Archetype on or prior to the Closing Date or with respect to taxable periods ending on or prior to the Closing Date which relate to income, profits, franchise, property, sales, use or other taxes, have been or will be filed with the appropriate governmental authorities on or prior to the Closing Date or by the due date thereof including extensions;

                  (c) The tax returns and tax reports referred to in subparts
(a) and (b) of this Section 4.9 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all tax liabilities of Archetype for the periods covered thereby;

                  (d) As of the date hereof, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign tax which Archetype has executed or granted and there are no tax audits or investigations pending as of the date hereof before Governmental Body with respect to any taxes owed by Archetype.

                  (e) Neither Archetype nor any of its Affiliates has taken or agreed to take any action that would (i) prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(2)(d) of the Code, or (ii) prevent the payout of the Merger Cash Payment at the Closing and pursuant to the Escrow Agreement from qualifying as an installment sale pursuant to Section 453 of the Code.

            SECTION 4.10. Material Contracts. (a) Each material contract to which Archetype is a party is listed on Schedule 4.10 hereto (the "Archetype Material Contracts"); including, without limitation:

                           (i) each "material contract" (as such term is defined
in Regulation S-K promulgated by the SEC) to which Archetype is a party;

                           (ii) any partnership or joint venture agreement
between Archetype and any other Person or Persons;

                           (iii) all agreements pursuant to which any third
party is performing any research or development services for Archetype or in respect of any Archetype Products;

                           (iv) any agreement (or group of related agreements)
under which Archetype has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any lien securing such indebtedness has been imposed (or may be imposed) on any asset of Archetype;

                           (v) all agreements pursuant to which Archetype has
agreed to render any research or development services to any third party or in respect of any products of a third party;

                           (vi) any restrictive covenant or noncompetition
agreement which restricts the ability of Archetype to conduct and operate its business or any such agreement which would restrict the ability of Archetype to conduct any other business;

                           (vii) any agreement among any of Archetype's
employees, (including any agreement with any employee in the nature of a collective bargaining agreement, employment agreement or severance agreement), directors, officers or Affiliates, on the one hand, and Archetype on the other;

                           (viii) any agreement which would have a remaining
amount payable thereunder as of the Closing Date in excess of $25,000; and

                           (ix) any agreement having a remaining term of more
than one year after the date of this Agreement and any agreement with respect to the provision of services by Archetype;

                           (x) all deeds and title insurance policies in respect
of owned real property and all leases, subleases, licenses or other agreements under which Archetype uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "Real Property Leases");

                           (xi) all licenses or other agreements by which
Archetype has obtained ownership of, or the right to use, Intellectual Property from, or granted an ownership interest, or the right to use Intellectual Property to, a third party; and

                           (xii) any agreement giving any party the right to use
or have access to the source code of any Archetype Products or any agreement with any original equipment manufacturer ("OEM") which gives such OEM the right to incorporate any Archetype Products into any other products or separately sell Archetype Products, all of the foregoing OEM and source code agreements being specifically designed as such on Schedule 4.10.

                  (b) Each Archetype Material Contract is in full force and effect and is enforceable in all respects against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by Archetype or, to Archetype's knowledge, any third party under any Archetype Material Contract. True, correct and complete copies of each Archetype Material Contract together with all amendments thereto have heretofore been delivered to Bitstream. Archetype is not party to any effective or enforceable contact, agreement or understanding with Apple Computer, Inc., and has no liability thereto under any instrument or agreement and has not granted or agreed to grant to Apple Computer, Inc. any license with respect to any Archetype Product.

            SECTION 4.11. Financial Statements. The balance sheet of Archetype as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the years then ended, including the footnotes thereto, certified by Arthur Andersen LLP, Archetype's independent certified public accountants, and the unaudited balance sheet of Archetype for the twelve (12) months ended December 31, 1996, and the related statements of operations, stockholders' equity and cash flows, including the footnotes thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of Archetype as of the dates thereof and the results of their operations for the periods then ended.

            SECTION 4.12. Absence of Certain Changes or Events. Since December 31, 1996, there has not been: (i) any material adverse change in the business, assets, prospects, condition (financial or other) or the results of operations of Archetype; (ii) any declaration, payment or setting aside for payment of any dividend or any redemption, purchase or other acquisition of any shares of capital stock or securities of Archetype; (iii) any return of any capital or other distribution of assets to stockholders of Archetype; (iv) any material investment of a capital nature by Archetype either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (v) except as set forth on Schedule 4.12, any sale, disposition, license or other transfer of assets or properties of Archetype in excess of $10,000 individually or $25,000 in the aggregate for sales, dispositions or transfers of assets; (vi) any employment or consulting agreement entered into by Archetype with any officer or consultant of Archetype or any amendment or modification to, or termination of, any current employment or consulting agreement to which Archetype is a party; (vii) any agreement to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty in this Article III untrue, incomplete or incorrect in any material respect; (viii) any change in accounting methods or practices or any change in depreciation or amortization policies or rates; or (ix) any failure by Archetype to conduct its business only in the ordinary course consistent with past practice.

            SECTION 4.13. Employee Benefit Plans. (a) Except as set forth on
Schedule 4.13(a), there are and there have been no employee benefit plans or arrangements of any type, including (i) plans described in section 3(3) of the Employee Retirement Income Safety Act of 1974, as amended, and the regulations thereunder ("ERISA") and any other plans, programs, practices or policies, including, but not limited to, any pension, profit sharing, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, understanding or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the current or former employees or agents of Archetype and their beneficiaries or dependents ("Employees"), or (ii) multi-employer plans as defined in section 3(37) of ERISA, or (iii) multiple employer plans as defined in Section 413 of the Code, under which Archetype has or in the future could have, directly or indirectly through a "Commonly Controlled Entity" (within the meaning of sections 414(b), (c), (m) and (o) of the Code), any liability with respect to any current or former employee of Archetype or any Commonly Controlled Entity (collectively, "Archetype Benefit Plans").

                  (b) With respect to each Archetype Benefit Plan (where applicable), Archetype has delivered to Bitstream complete and accurate copies or summaries of (i) all plan texts and material agreements, (ii) all material employee communications, (iii) the three most recent annual reports, (iv) the most recent annual and periodic accounting of plan assets, (v) the most recent determination letter received from the Internal Revenue Service, if not yet received, the application to the Internal Revenue Service for such determination letter, and (vi) the most recent actuarial valuation, except to the extent that any of the foregoing is not delivered to Bitstream prior to the date hereof, such shall be delivered to Bitstream at least five (5) days prior to the Closing and shall be in form and substance satisfactory to Bitstream and its counsel.

                  (c) With respect to each Archetype Benefit Plan: (i) if intended to qualify under Code sections 401(a) or 403(a), (x) such Archetype Benefit Plan has received a favorable determination letter from the Internal Revenue Service (the "Service") indicating that such Plan meets such requirements, and such determination by the Service includes any new or modified requirements under the Tax Reform Act of 1986 and subsequent legislation enacted thereafter, or (y) an application for a favorable determination letter including such legislation was filed with the Service prior to the expiration of the remedial amendment period (as defined in Code section 401(b) and regulations thereunder, and as extended pursuant to notices and revenue rulings of the Service) for filing such an application and such plan has been substantially amended to comply with the Tax Reform Act of 1986 and subsequent legislation enacted, or
(z) the remedial amendment period (as defined in (y) above) with respect to such plan has not yet expired, and an application for a favorable determination letter including such legislation will be timely filed with the Service prior to the expiration of such period and such plan will be amended to comply with the Tax Reform Act of 1986 and subsequent legislation prior to the expiration of such period, and such plan is currently in compliance with Section 4.01(a) or 4.03(a), as applicable, (ii) such Archetype Benefit Plan has been administered in compliance with its terms and applicable law, (iii) no event has occurred and there exists no circumstance under which Archetype could, directly or indirectly through a Commonly Controlled Entity, incur liability under ERISA, the Code or otherwise (other than routine claims for benefits), (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to Archetype's knowledge, threatened or anticipated, with respect to any Archetype Benefit Plan or against the assets of any Archetype Benefit Plan, (v) no "accumulated funding deficiency" (as defined in ERISA section 302) has occurred, no "prohibited transaction" (as defined in ERISA section 406 or in Code section
4975) has occurred, and no "reportable event" (as defined in ERISA section 4043) has occurred, (vi) all contributions and PBGC premiums or premiums due under an insurance contract that insures benefits payable under an Archetype Benefit Plan, as applicable, have been made on a timely basis and (vii) all contributions made or required to be made under any Archetype Benefit Plan which have been treated as deductible for purposes of one or more federal income tax returns of Archetype meet the requirements for deductibility under the Code and all contributions that have not been made have been properly recorded on the books of Archetype or a Commonly Controlled Entity in accordance with generally accepted accounting principles.

                  (d) With respect to each Archetype Benefit Plan that is subject to Title IV of ERISA: (i) as of the date hereof and on the Closing Date, the market value of assets (exclusive of any contribution due to such Archetype Benefit Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date shown for such plan (but not prior to 12 months prior to the date hereof), determined on the basis of a shutdown of Archetype and termination of such Archetype Benefit Plan in accordance with actuarial assumptions used by the Pension Benefit Guaranty Corporation in single-employer plan terminations and since its last valuation date, there have been no amendments to such Archetype Benefit Plan that materially increased the present value of benefit liabilities (determined as provided above) nor any other adverse changes in the funding status of such Archetype Benefit Plan, and (ii) Archetype has not incurred, directly or indirectly through a Commonly Controlled Entity, any liability arising from a plan termination or plan withdrawal from a multiemployer plan.

                  (e) With respect to each Archetype Benefit Plan that is a "welfare plan" (as defined in ERISA section 3(1)), except as set forth on
Schedule 4.13(e): (i) no such plan provides medical or death benefits (whether or not insured) with respect to Employees beyond their termination of employment or the end of the month of their termination of employment (other than coverage mandated by law), and Archetype has never represented to or contracted with any Employee that such post termination benefits would be provided, (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan and (iii) Archetype and any Commonly Controlled Entity have complied with the requirements of Code section 4980B.

                  (f) No Archetype Benefit Plan constitutes a multiemployer plan, a multiple employer plan or a defined benefit plan within the meaning of
Section 335 of ERISA.

                  (g) The consummation of the transactions contemplated by this Agreement will not (a) entitle any individual to severance pay, or (b) accelerate the time of payment, vesting of benefits (including stock options and restricted stock) or increase the amount of compensation due to any individual.

            SECTION 4.14. Liabilities. Except (i) as set forth on Schedule 4.14 or (ii) as reflected in the financial statements for the period ended December 31, 1996 referred to in Section 4.11, Archetype does not have any direct or indirect liabilities, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement, other than liabilities incurred since December 31, 1996 in the ordinary course of business which, either individually or in the aggregate, will not have a Material Adverse Effect. Except as set forth on Schedule 4.14, Archetype does not have (i) any obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases", (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) any guaranties of any obligations of any other person.

            SECTION 4.15. Environmental Protection. Except as disclosed on
Schedule 4.15:

                  (a) Archetype is not and has not been in material violation in any respect of any applicable Safety and Environmental Law (as defined below).

                  (b) Archetype has all Permits required pursuant to Safety and Environmental Laws that are material to the conduct of the business of Archetype, all such Permits are in full force and effect, no action or proceeding to revoke, limit or modify any of such Permits is pending, and Archetype is in compliance in all respects with all terms and conditions thereof.

                  (c) Archetype has filed all notices required under Safety and Environmental Laws indicating the past or present Release (as defined below), generation, treatment, storage or disposal of Hazardous Substances (as defined below).

                  (d) Archetype has not entered into any written agreement with any Governmental Body (as defined below)] or any other person by which Archetype has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release (as defined below) or threatened Release of Hazardous Substances into the Environment.

                  (e) There is not now and has not been at any time in the past a Release or threatened Release of Hazardous Substances into the Environment for which Archetype may be directly or indirectly responsible.

                  (f) There is not now and, to the best of Archetype's knowledge, has not been at any time in the past at, on or in any of the real properties owned, leased or operated by Archetype and, was not at, on or in any real property previously owned, leased or operated by Archetype or any predecessor: (A) any generation, use, handling, Release, treatment, recycling, storage or disposal of any Hazardous Substances, (B) any underground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Substances, (C) any landfill or solid waste disposal area, (D) any asbestos- containing material in a condition requiring abatement, (E) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment, (F) any Release or threatened Release, or any visible signs of Releases or threatened Releases, of a Hazardous Substance to the Environment in form or quantity requiring Remedial Action (as defined below) under Safety and Environmental Laws, or (G) any Hazardous Substances present at such property, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and Safety and Environmental Laws and in proper storage containers, and as are necessary for the operations of Archetype.

                  (g) Archetype has not received or incurred, and, to the best of Archetype's knowledge, there is no basis or reasonably anticipated basis for any Environmental Claim (as defined below) or Environmental Compliance Costs (as defined below).

                  (h) Archetype has not transported, stored, treated or disposed, nor has it allowed or arranged for any third persons to transport, store, treat or dispose, any Hazardous Substance at any time to or at any location whatsoever.

                  For purposes of this Agreement, the following terms have the following meanings:

                           (i) "Environment" means navigable waters, waters of
the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                           (ii) "Environmental Claims" means any notification,
whether direct or indirect, formal or informal, written or oral, pursuant to Safety and Environment or health and safety, that any of the current or past operations of any of the Parties or any of their Subsidiaries, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by any of the Parties or any of their Subsidiaries is or may be implicated in or subject to any proceeding, action, investigation, claim, lawsuit, order, agreement or evaluation by any Governmental Body or any other person.

                           (iii) "Environmental Compliance Costs" means any
expenditures, costs, assessments or expenses (including, without limitation, any expenditures, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses or attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by any of the Parties or by any of their Subsidiaries to be in compliance with any and all requirements, as in effect as of the date hereof, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or Permits issued pursuant to Safety and Environmental Laws; provided, however, that Environmental Compliance Costs do not include expenditures, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

                           (iv) "Governmental Body" means any government or
political subdivision thereof, whether federal, state, local or foreign, or any agency, regulatory entity or instrumentality of any such government or political subdivision, or any court or arbitrator.

                           (v) "Hazardous Substance" means any toxic waste,
pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

                           (vi) "Release" means any release, spill, emission,
leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

                           (vii) "Remedial Action" means all actions whether
voluntary or involuntary, reasonably necessary to comply with Safety and Environmental Laws to (A) clean up, remove, treat, over or in any other way adjust Hazardous Substances in the indoor or outdoor Environment; (B) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or
(c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

                           (viii) "Safety and Environmental Laws" means all
federal, state and local laws and orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes.

            SECTION 4.16. Intellectual Property. Schedule 4.16 sets forth a list of all of Archetype's registered patents, registered trademarks, registered service marks, registered trade names, registered copyrights and franchises, all applications for any of the foregoing and all permits, grants and licenses or other rights running to Archetype relating to any of the foregoing that are material to the business of Archetype (collectively, "Intellectual Property"). Except as set forth on Schedule 4.16 (i) Archetype owns, or is licensed to, or otherwise has, the right to use all patents, trademarks, service marks, trade names, copyrights and franchises set forth on Schedule 4.16, and such represent all of the trademarks, patent rights, copyrights and similar rights necessary for Archetype to conduct its business as currently conducted and proposed to be conducted, and (ii) Archetype's rights in the Intellectual Property set forth on such list are free and clear of any liens or other encumbrances and Archetype has not received notice of any adversely-held patent, invention, trademark, service mark or trade name of any other person, or notice of any charge or claim of any person relating to such Intellectual Property or any process or confidential information of Archetype and to Archetype's knowledge there is no basis for any such charge or claim, and (iii) Archetype and its predecessors, if any, has not conducted business at any time during the period beginning five years prior to the date hereof under any corporate or partnership, trade or fictitious names other than their current corporate or partnership names.

            SECTION 4.17. Real Estate. (a) Schedule 4.17(a) sets forth a true, correct and complete schedule of all real property owned by Archetype. Archetype is the owner of fee title to the real property described on Schedule 4.17(a) and to all of the buildings, structures and other improvements located thereon free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for the matters listed on Schedule 4.17(a).

                  (b) Except for the matters listed on Schedule 4.17(b), Archetype holds the leasehold estate under and interest in each Archetype Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy. Except as set forth on Schedule 4.17(b), all Archetype Real Property Leases are valid and binding on the lessors thereunder in accordance with their respective terms and to Archetype's knowledge, there is not under any such Archetype Real Property Leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default.

            SECTION 4.18. Records. The minute books, and stock record books of Archetype made available to Bitstream contain accurate and complete records of all corporate actions of the stockholders and directors (and committees) thereof.

            SECTION 4.19. Title to and Condition of Personal Property. Set forth on Schedule 4.19 is an inventory of all personal property owned by Archetype, including, without limitation, all of Archetype's computer equipment, office equipment, vehicles and office furniture, the personal property so listed represents all of the personal property reflected in the financial statements of Archetype described in Section 4.11 above, and all such personal property will be on hand as of the Closing Date, except for such personal property that has become obsolete in the ordinary course of Archetypes business and has been replaced by a product of equal or superior quality and function. Archetype has good and marketable title to such personal property (other than leased property), and such property is free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances. All such personal property is in good operating condition and repair, ordinary wear and tear excepted, is suitable for the use to which the same is customarily put, is free from defects and is merchantable and is of a quality and quantity presently usable in the ordinary course of the operation of the businesses of Archetype.

            SECTION 4.20. No Adverse Actions. There is no existing, pending or, to Archetype's knowledge, threatened termination, cancellation, modification or change in the business relationship of Archetype with any supplier, customer or other person or entity except those which do not and will not have an Material Adverse Effect. To Archetype's knowledge, none of Archetype, or any stockholder, director, officer, agent, employee or other person associated with or acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials.

            SECTION 4.21. Labor Matters. (a) Archetype has no obligations, contingent or otherwise, under any employment or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. There are no efforts presently being made or, to Archetype's knowledge, threatened by or on behalf of any labor union with respect to employees of Archetype. No unfair labor practice complaint against Archetype is pending or, to Archetype's knowledge, threatened before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage pending or, to Archetype's knowledge, threatened against or involving Archetype; no collective bargaining representation question exists respecting the employees of Archetype; no grievance or internal or informal complaint exists under any collective bargaining agreement, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Archetype; and Archetype has not experienced any labor difficulty.

                  (b) In the last three years, Archetype has not effectuated, nor will Archetype at any time before the Effective Time, effectuate (i) a "plant closing" within the scope of the Worker Adjustment and Restraining Notification Act (and applicable similar state law (the "WARN Act"))affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Archetype; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Archetype; nor has Archetype been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

                  (c) Archetype is in compliance with all federal and state laws respecting immigration, employment and employment practices, fair labor practices, family and medical leave, terms and conditions of employment (including nondiscrimination in race, age, sex, religion, disability, etc.) and wages and hours.

                  (d) At or prior to the Closing, Archetype will cause all loans or advances made by it to any director, officer, employee or agent to be repaid in full.

            SECTION 4.22. Investment Company Act. Archetype is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act.

            SECTION 4.23. Insurance. Schedule 4.23 hereto contains a true and complete list of all policies of insurance and fidelity or surety bonds currently in force covering Archetype's rights, assets and property. Archetype has not received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance which insure the properties, business or liability of Archetype.

            SECTION 4.24. Products. (a) Except set forth on Schedule 4.24(a), there are no product liability claims against or involving Archetype or any of its Subsidiaries or any product manufactured, marketed or distributed at any time by Archetype ("Archetype Products") and no such claims have been settled, adjudicated or otherwise disposed of since December 31, 1993.

                  (b) All Archetype Products were either invented or developed by Archetype or all rights in respect thereof, which are necessary or useful for the manufacture, sale or distribution thereof, were acquired by Archetype pursuant to Archetype Material Contracts listed on Schedule 4.10.

            SECTION 4.25. Archetype Stockholder Debt. Schedule 4.25 sets forth as of the date hereof, the amount of the Archetype Stockholder Debt outstanding including accrued interest thereon, and the names and addresses of the holders thereof. Copies of all documents evidencing or relating to the Archetype Stockholder Debt have been delivered to Bitstream. Except for the Archetype Stockholder Debt and the indebtedness evidenced by the Trevithick Note, Archetype is not and will not at the Closing be indebted to any officer, director or stockholder of Archetype or any Affiliate of any of them.

            SECTION 4.26. 1933 Act Representation. Each person to receive Common Stock or a Bitstream Option pursuant to this Agreement shall acquire such Common Stock or Bitstream Option for investment and without a view to the distribution thereof. The Common Stock and Bitstream Options to be issued pursuant to the Agreement will be issued in a transaction that is exempt from registration imposed under the 1933 Act, pursuant to Section 4(2) thereof, and the Common Stock and the Common Stock issued upon exercise of the Bitstream Options will be "restricted securities" (as such term is defined in the 1933 Act). Except as disclosed to Bitstream, to the best of Archetype's knowledge, each Archetype Stockholder receiving Common Stock is an "accredited investor" (as such term is defined in the 1933 Act).

            SECTION 4.27. Consents, Waivers, Authorizations. Schedule 4.27 sets forth each consent, waiver, authorization, order and approval of, and all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by Archetype of this Agreement and the consummation by it of the transactions contemplated hereby, or as may be required in order not to accelerate, violate, breach or terminate any agreement to which Archetype may be subject, (collectively, the "Archetype Required Consents").


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BITSTREAM

            Bitstream hereby represents and warrants to Archetype as follows:

            SECTION 5.1. Organization and Qualification; Subsidiaries. Bitstream is duly organized, validly existing and in good standing under the laws of the State of Delaware. Bitstream has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on Bitstream. The Bitstream Subsidiaries are disclosed in the Bitstream SEC Reports (as hereinafter defined).

            SECTION 5.2. Capitalization. (a) The authorized capital stock of Bitstream consists of (i) 30,500,000 shares of Common Stock (x) 30,000,000 of which are Class A Common Stock, par value $.01 per share, of which 5,506,771 shares are outstanding as of March 14, 1997, and (y) 500,000 shares of Class B Common Stock, par value $.01 per share ("Bitstream Class B Common Stock"), of which 422,026 shares are outstanding as of March 14, 1997 and (ii) 6,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are outstanding. As of December 31, 1996, there were 1,907,390 shares of Bitstream Common Stock and 13,038 shares of Bitstream Class B Common Stock, respectively, issuable upon exercise of options or warrants. Except as set forth above, as of December 31, 1996, there were no outstanding Bitstream Equity Rights. For purposes of this Agreement, "Bitstream Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Bitstream at any time, or upon the happening of any stated event, any shares of the capital stock of Bitstream.

                  (b) Except as disclosed in the Bitstream SEC Reports, there are no outstanding obligations of Bitstream or any of Bitstream's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Bitstream.

                  (c) All of the issued and outstanding shares of Bitstream Common Stock and Bitstream Class B Common Stock are validly issued, fully paid and nonassessable.

            SECTION 5.3. Authority Relative to this Agreement. Bitstream has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by Bitstream and the consummation by Bitstream of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bitstream required by Delaware Law. This Agreement has been duly executed and delivered by Bitstream and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Bitstream, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            SECTION 5.4. No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Bitstream do not, and the performance of this Agreement by Bitstream will not, (i) violate or conflict with the Certificate of Incorporation or

Bylaws of Bitstream, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Bitstream or by which any of its property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Bitstream pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Bitstream is a party or by which Bitstream or any of its property is bound or affected, except, in the case of clauses (ii) or (iii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Bitstream.

                  (b) Except as for applicable requirements, if any, of the 1933 Act, the Exchange Act, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws or the rules of Nasdaq, Bitstream is not required to submit any notice, report or other filing with, or obtain any consent or approval of, any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement, the failure to obtain, make or give which would have, in the aggregate, a Material Adverse Effect on Bitstream.

            SECTION 5.5. SEC Filings; Financial Statements. (a) Bitstream has filed all forms, reports and other documents required to be filed with the SEC since October 30, 1996, and has heretofore delivered or made available to Archetype, in the form filed with the SEC, together with any amendments thereto, its (i) Quarterly Report on Form 10-Q for the fiscal quarters ended September 30, 1996, and (ii) all other reports or registration statements (including all amendments thereto) filed by Bitstream with the SEC on or after October 30, 1996 (collectively, the "Bitstream SEC Reports"). The Bitstream SEC Reports (i) were prepared substantially in accordance with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements, including all related notes and schedules, contained in the Bitstream SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Bitstream and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Bitstream and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

            SECTION 5.6. Litigation. Except as disclosed in the Bitstream SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to Bitstream's knowledge, threatened against Bitstream or any of its Subsidiaries, or any properties or rights of Bitstream or any of its Subsidiaries, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, adversely affecting this Agreement or any action taken or to be taken or documents executed or to be executed pursuant to or in connection with the provisions of this Agreement, or which if adversely determined would have a Material Adverse Effect.

            SECTION 5.7. No Violation of Law. The business of Bitstream is not being conducted in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Bitstream and for matters disclosed in the Bitstream SEC Reports. Except as disclosed in the Bitstream SEC Reports, no investigation or review by any domestic or foreign governmental or regulatory entity (including any stock exchange or other self regulatory body) with respect to Bitstream in relation to any alleged violation of law or regulation is pending or, to Bitstream's knowledge, threatened, nor has any governmental or regulatory entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bitstream.

            SECTION 5.8. Board Action; Vote Required. The Board of Directors of Bitstream has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Bitstream and has approved such transactions and counsel to Bitstream has received a letter dated March 18, 1997 from the NASDAQ (the "NASDAQ Letter") concurring with Bitstream's position that the approval of Bitstream's Stockholders is not required under the NASDAQ Marketplace Rules to effect the transactions contemplated by this Agreement. Accordingly, provided that the NASDAQ Letter is not withdrawn or modified, such Board of Directors' approvals are the only votes required to approve this Agreement, the Merger and the other transactions contemplated hereby.

            SECTION 5.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bitstream or any of its Subsidiaries.

            SECTION 5.10.  Tax Matters.

                  (a) All material federal and foreign tax returns and tax reports required to be filed by Bitstream on or prior to the Closing Date or with respect to taxable periods ending on or prior to the Closing Date have been or will be filed with the appropriate governmental authorities on or prior to the Closing Date or by the due date thereof including extensions;

                  (b) All material state and local tax returns and tax reports required to be filed by Bitstream on or prior to the Closing Date or with respect to taxable periods ending on or prior to the Closing Date which relate to income, profits, franchise, property, sales, use or other taxes, have been or will be filed with the appropriate governmental authorities on or prior to the Closing Date or by the due date thereof including extensions;

                  (c) The tax returns and tax reports referred to in subparts
(a) and (b) of this Section 5.10 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material tax liabilities of Bitstream and its Subsidiaries required to be shown thereon;

                  (d) As of the date hereof, there are no outstanding agreement or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign tax which Bitstream has executed or granted and there are no tax audits or investigations pending as of the date hereof before Governmental Body with respect to any tax owed by Bitstream; and

                  (e) Neither Bitstream nor any of its Affiliates has knowingly taken or agreed to take any action that would (i) prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(2)(d) of the Code, or
(ii) prevent the payment of the Merger Cash Payment at Closing and pursuant to the Escrow Agreement from qualifying as an installment sale pursuant to Section 453 of the Code (although the failure of such payment to so qualify as an installment sale shall not be a condition to the obligations of Archetype to consummate the Merger and the other transactions set forth herein).

            SECTION 5.11. Material Contracts. (a) The Bitstream SEC Reports list each material contract (as such term is used in Regulation S-K promulgated by the SEC) to which Bitstream or any of its Subsidiaries is a party (the "Bitstream Material Contracts").

                  (b) Each Bitstream Material Contract is in full force and effect and is enforceable in all material respects against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no condition or state of facts exists that, with notice or the passage of time, or both, would constitute a material default by Bitstream or any of its Subsidiaries or any third party under any Bitstream Material Contract, except for such failure to be in full force or effect or enforceable or such defaults which, individually or in the aggregate, would not have a Material Adverse Effect on Bitstream.



                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF A-SUB

A-Sub hereby represents and warrants to Archetype as follows:

            SECTION 6.1. Organization and Qualification. A-Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. A-Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on A-Sub.

            SECTION 6.2. Capitalization. The authorized capital stock of A-Sub consists of (a) 1,000 shares of Common Stock, par value $.01 per share, ("A-Sub Common Stock") of which 1,000 shares are outstanding. There are no outstanding A-Sub Equity Rights. For purposes of this Agreement, "A-Sub Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from A-Sub at any time, or upon the happening of any stated event, any shares of the capital stock of A-Sub.

                  (b) All of the issued and outstanding shares of A-Sub Common Stock are validly issued, fully paid and nonassessable.

            SECTION 6.3. Authority Relative to this Agreement. A-Sub has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by A-Sub and the consummation by A-Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of A-Sub, subject to the approval of the Merger by A-Sub's Stockholder required by Delaware Law. This Agreement has been duly executed and delivered by A-Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of A-Sub, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

            SECTION 6.4. No Conflict; Required Filings and Consents. (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by A-Sub do not, and, subject to the obtaining of the A-Sub Stockholder Approval (as defined below), the performance of this Agreement by A-Sub will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of A-Sub, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to A-Sub or by which any of their respective property is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of A-Sub pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which A-Sub is a party or by which A-Sub or any of its property is bound or affected.

            (b) Except as for applicable requirements, if any, of the 1933 Act, the Exchange Act, filing and recordation of appropriate merger or other documents as required by Delaware Law and any filings required pursuant to any state securities or "blue sky" laws or the rules of Nasdaq, A-Sub is not-required to submit any notice, report or other filing with, or obtain any consent or approval of, any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement, the failure to obtain, make or give which would have, in the aggregate, a Material Adverse Effect on the Surviving Corporation.

            SECTION 6.5. Board Action; Vote Required: Applicability of Section
203. The Board of Directors of A-Sub has unanimously determined that the transactions contemplated by this Agreement are in the best interests of A-Sub and Bitstream, as the sole stockholder of A-Sub, has approved this Agreement (the "A-Sub Stockholder Approval"), the Merger and the transactions contemplated hereby. The approval of the Merger by Bitstream, as sole stockholder of A-Sub, is the only vote required of holders of any class of or series of the capital stock of A-Sub to approve this Agreement, the Merger and the other transactions contemplated hereby.

            SECTION 6.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of A-Sub.


                                   ARTICLE VII
                             COVENANTS OF ARCHETYPE

            SECTION 7.1. Conduct or Business in the Ordinary Course. Archetype covenants and agrees that between the date of this Agreement and the Effective Time, unless Bitstream shall otherwise consent in writing, the business of Archetype shall be conducted only in, and Archetype shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Archetype will use its best efforts to preserve substantially intact its business organization, to keep available the services of those of its present officers, employees and consultants who are integral to the operation of its businesses as presently conducted and contemplated to be conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, Archetype agrees that it will not, without the prior consent of Bitstream, between the date of this Agreement and the Effective Time:

                           (i)  directly or indirectly, issue, sell,
pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, Archetype, except for (A) the issuance of shares of Archetype Common Stock upon the due exercise of Archetype Options outstanding on the date hereof in accordance with their present terms, and (B) the issuance of shares of Archetype Common Stock to Mr. Paul Trevithick upon conversion of a convertible promissory note in the original principal amount of $43,000 made by Archetype in favor of Mr. Trevithick at a conversion rate of $1.42 per share (the "Trevithick Note").

                           (ii) amend or propose to amend its Certificate of
Incorporation or By-laws (or comparable governing instruments);

                           (iii) split, combine, subdivide or reclassify any
shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire or offer to acquire any shares of its own capital stock or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (iv) (a) create, incur or assume any short- term
debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person;
(c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel or business advances to employees, representatives, consultants, directors or advisors made in the ordinary course of business consistent with past practice and currently committed or budgeted capital expenditures not in excess of $10,000); or (d) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practice;

                           (v) sell, transfer, mortgage, or otherwise dispose
of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed, except for the sale or licensing of Archetype Products in the ordinary course of business consistent with past practice;

                           (vi) increase in any manner the compensation of any
of its officers or employees, make any arrangement for any new profit sharing, pension or retirement plan, relating to employees or agents who render services to Archetype, or effect a change in personnel policies or Archetype Benefit Plans without the prior written consent of Bitstream; or

                           (vii) agree, commit or arrange to do any of the
foregoing.

            SECTION 7.2. Payment of all Employee Compensation. Archetype shall pay or cause to be paid to Archetype's employees all compensation, including salaries, commission, bonuses, deferred compensation, accrued vacation and sick pay, severance and all benefits under Archetype Benefit Plans to which they are entitled for any periods through the Closing Date.

            SECTION 7.3. Notification of Certain Matters. Archetype shall give prompt written notice to Bitstream specifying in reasonable detail: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default under any Archetype Material Contract or any other agreement or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of Archetype to which Archetype is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement including the Merger; (iii) any material notice or other communication from any Governmental Body; (iv) any event which has or may have Material Adverse Effect on Archetype or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in such a Material Adverse Effect; (v) any claims, actions, proceedings or investigations commenced or, to Archetype's knowledge, threatened, involving or affecting Archetype or any of its property or assets, or, to Archetype's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of Archetype which, if pending on the date hereof, would have been required to have been disclosed in a Schedule pursuant to this Agreement or which relates to the consummation of the Merger; and (vi) any event or action which if known on the date hereof (a) would have caused a representation or warranty set forth in Article IV to be untrue or incomplete or incorrect in any material respect or (b) would have been required to have been disclosed on a Schedule pursuant to this Agreement.

            SECTION 7.4. Access and Information. Archetype will give Bitstream and its authorized representatives (including in each case financial advisors, accountants and legal counsel) at all reasonable times and on reasonable advance notice access to all plants, offices, warehouses and other facilities and to all contracts, agreements, commitments, books and records (including tax returns) of it, will permit Bitstream to make such inspections as it may require and will cause its officers promptly to furnish Bitstream with (a) such financial and operating data and other information with respect to the business and properties of Archetype as Bitstream may from time to time request, and (b) a copy of each report, schedule and other document filed or received by Archetype pursuant to the requirements of any Governmental Body.

            SECTION 7.5. Stockholder Approval. Within five (5) business days of the date hereof, Archetype will take all steps necessary to duly call, give notice of, and, no later than April 30, 1997, convene and hold a meeting of its stockholders for the purpose of adopting and approving this Agreement and the Merger and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of Archetype, subject to applicable law and the fiduciary duties of loyalty and care, (i) will not change its recommendation to the stockholders of Archetype that they adopt and approve this Agreement and the Merger and (ii) will use its best efforts obtain any necessary approval by its stockholders of the transactions contemplated hereby.

            SECTION 7.6. Benefit Plans. Except as otherwise provided in this Agreement, no award or grant under any of Archetype's stock option plans or any other benefit plan or program, including, without limitation, the Archetype Benefit Plans, shall be made without the consent of Bitstream; nor shall Archetype take any action or permit any action to be taken to accelerate the vesting of any options or other restricted securities previously granted pursuant to any stock option plans or other benefit plan. Archetype shall not make any amendment to any (i) stock option plan or options outstanding thereunder, (ii) any other option or warrant agreement or other stock-based benefit plan, (iii) any Archetype Benefit Plan, or (iv) the terms of any other security convertible into or exchangeable for Archetype Common Stock without the consent of Bitstream.

            SECTION 7.7. Non Solicitation and Standstill. Archetype and its directors, officers, employees and principal stockholders will not solicit offers from, negotiate with, provide information to or enter into any agreement or understanding with any other Person, in connection with or relating to the acquisition of, merger with or investment in Archetype or of all or any part of its capital stock or assets, directly or indirectly. If any unsolicited offer or indication of interest is received, Archetype will promptly so inform Bitstream.

            SECTION 7.8. Consents, Waivers, Authorizations. Archetype will use its best efforts to obtain all consents, waivers, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby, or as may be required in order not to accelerate, violate, breach or terminate any agreement to which Archetype may be subject, including each of the Archetype Required Consents. Archetype will not take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any required approvals, regulatory or otherwise, including any documents referred to in the preceding sentence, including the Archetype Required Consents. Bitstream will be afforded the opportunity to review and approve (such approval not to be unreasonably withheld or delayed) each form of Required Consent prior to delivery to the party whose consent is sought. Archetype shall consult with, and permit Bitstream to participate in, all proceedings for or negotiations with respect to any transactions contemplated by the Agreement obtaining the consent of any Person with respect to the transactions, and Bitstream agrees it shall be reasonably available to do so, as and when requested to do so.

            SECTION 7.9. No Additional Archetype Material Agreements. Archetype will not, after the date hereof, without prior written consent of Bitstream, enter into any agreement which, if entered into prior to the date hereof, would constitute an Archetype Material Agreement.

            SECTION 7.10. Confidentiality. Except with respect to any specific information publicly announced by Bitstream, Archetype shall keep strictly confidential the existence and terms of this Agreement and all instruments and documents executed in connection therewith or contemplated thereby (collectively the "Transaction Documents"), the transactions contemplated hereby and thereby, and the fact of discussions between the parties, except that Archetype may make such disclosures to its partners, officers, directors, stockholders, employees, professional advisors and lenders as shall be necessary to carry out the intent of the Transaction Documents, or as required by applicable laws, rules and regulations. Archetype shall not make any press release or other public announcement with respect to the Transaction Documents and the transactions contemplated thereby without the prior consent of Bitstream and the prior approval by Bitstream of the content and language of such release or announcement.

            SECTION 7.11. Purchase of Certain Assets from Western Systems. Prior to the Effective Time, Archetype shall enter into an agreement with Western Systems (the "Purchase Agreement"), pursuant to which Archetype will purchase, on or prior to the Closing Date, all of Western Systems right, title and interest to the Products and Derivative Products and all of Western Systems rights in respect thereof, each, as described in, and arising under the Restated Software License Agreement dated as of June 2, 1995 (the "Restated Agreement") among Archetype and Western Systems, free and clear of all liens, claims and encumbrances, for an amount not to exceed $700,000 (the "Western Payment"), provided, that any such Purchase Agreement shall provide that any and all of Archetype's obligations under the Restated Purchase Agreement, the Demand Note (as described in the Restated Agreement) and the amounts due, if any, on demand notes due to

Western Systems, as well as any other obligations of Archetype to Western, shall be satisfied in full and cancelled upon Western Systems receipt of the Western Payment. Bitstream agrees that the Purchase Agreement may provide that, subject to the consummation of the Merger, Bitstream or the Surviving Corporation shall pay to Western Systems, on the Closing Date and in the manner provided in the Purchase Agreement, the Western Payment. The Western Payment shall not be included in the calculation of the Threshold Amount pursuant to Section 2.3.

            SECTION 7.12. Delivery of Financial Statements for Fiscal Year Ended December 31, 1996. Within thirty (30) days after the execution of this Agreement, Archetype shall deliver its audited balance sheet for the twelve (12) months ended December 31, 1996, and the related statements of operations, stockholders' equity and cashflows, including footnotes thereto, certified by Arthur Andersen LLP, Archetype's independent certified public accountants, that the foregoing have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of Archetype and the results of their operations for the periods then ended, which financial statements shall not be materially different form the unaudited financial statements with respect to the period ended December 31, 1996 referred to in Section 4.11.

            SECTION 7.13. Delivery of Quarterly Financial Statements. Within forty-five (45) days after the end of each first quarter commencing after December 31, 1996, Archetype shall deliver copies of its unaudited balance sheet for the quarter then ended and the related statements of operations, stockholders' equity and cashflows, including footnotes thereto.

            SECTION 7.14. Incomplete Matters. Archetype recognizes that certain Archetype Material Contracts and other documents, instruments or other materials requested by Bitstream to be provided to it in connection with its due diligence review have not been provided prior to the date hereof. Such agreements, documents, instruments or other materials are listed or described on Schedule
7.14 hereto. Archetype agrees that, within five business days of the date hereof, it will provide to Bitstream all of the agreements, documents or other materials so specified on Schedule 7.14 and all of such shall be reasonably satisfactory in form and substance to Bitstream.


                                  ARTICLE VIII
                        COVENANTS OF BITSTREAM AND A-Sub

            SECTION 8.1. Consents, Waivers, Authorizations. Each of Bitstream and A-Sub will use its best efforts to obtain all consents, waivers, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby. Neither Bitstream nor A-Sub will take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any such required approvals, regulatory or otherwise.

            SECTION 8.2. Bitstream Stockholder Approval. In the event that the NASDAQ Letter shall be withdrawn or modified to such extent that counsel to Bitstream shall determine that approval of the Merger by the stockholders of Bitstream might be deemed required under the NASDAQ Marketplace Rules, Bitstream shall reasonably promptly thereafter prepare and file with the SEC the necessary proxy material and schedule a meeting of Bitstream's stockholders, and the Board of Directors of Bitstream, subject to applicable law and the fiduciary duties of loyalty and care, will recommend that the Bitstream's stockholders approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

            SECTION 9.1. Additional Agreements. Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

            SECTION 9.2. Cooperation. Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the 1933 Act, the Exchange Act and under any applicable state securities or "blue sky" laws. The Parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

            SECTION 9.3. Registration Statement; Registration Rights. Bitstream shall prepare, and file with the SEC within 90 days after the Closing Date, and use its best efforts to cause to become effective, a Registration Statement on Form S-8 covering certain previously outstanding options and warrants to purchase Bitstream Common Stock as well as those of the Bitstream Options eligible for inclusion therein. In addition, at any time following November 15, 1997, the holders of at least twenty-five percent (25%) of the Bitstream Common Stock issued in the Merger shall have the right to request that Bitstream prepare and file a registration statement on Form S-3 registering for resale from time to time in open market transactions the Bitstream Common Stock issued in the Merger (the "Resale Registration Statement"). Promptly following receipt of such request, Bitstream shall request an opinion of its counsel (or, if requested by such holders of Bitstream Common Stock, a private letter ruling from the Service) that the preparation and filing by Bitstream of such Resale Registration Statement, and the sale of Bitstream Common Stock by former Archetype Stockholders pursuant thereto, will not adversely affect the qualification of the Merger as a reorganization under
Section 368(a)(2)(d) of the Code. If Bitstream receives a favorable opinion of counsel (or, if applicable, a private letter ruling) to such effect it shall promptly thereafter prepare, cause to be filed and use its best efforts to cause to become effective such Resale Registration Statement. Such Resale Registration Statement shall be available for sales of Bitstream Common Stock thereunder for a period of 10 consecutive trading days each quarter following the public announcement of Bitstream's earnings and financial results for the prior quarter; provided, however, that any former Archetype Stockholder desiring to include shares of Bitstream Common Stock in the Resale Registration Statement shall, as a condition thereto, enter into an agreement with Bitstream prior to the initial filing thereof containing such representations, warranties, covenants and indemnities which are customarily given by selling stockholders in the context of such a registration statement.

            SECTION 9.4. Restrictions on Transfer. To further insure that the Merger shall qualify as a reorganization under Section 368(a)(2)(d) of the Code, no former Archetype Stockholder receiving shares of Bitstream Common Stock on the Merger shall sell or otherwise dispose of any shares of Bitstream Common Stock for a period of two years following the Closing Date and the Bitstream Certificates shall bear a restrictive legend setting forth such transfer restrictions and Bitstream shall receive, on the Closing Date, an instrument, executed by each Archetype Stockholder who is an officer, director or owner of 5% or more of any class of Archetype capital stock to the effect that such holder is aware of the aforesaid restrictions on transfer and has consented to them (each, a "Lock-Up Agreement"); provided, however, such transfer restrictions and Lock-Up Agreements may be waived by Bitstream in its sole discretion, and shall terminate or be waived on receipt by Bitstream of an opinion of its counsel, in form satisfactory to it (or, if requested by Bitstream or by the holders of at least twenty-five percent (25%) of Bitstream Common Stock issued in the Merger, a private letter ruling from the Service), that the termination or waiver of transfer restrictions shall not adversely affect the qualification of the Merger as a tax free reorganization under Section 368(a) of the Code. In addition to the foregoing, each Bitstream Certificate shall bear a legend setting forth certain restrictions on transfer on the shares of Bitstream Common Stock represented thereby imposed under the 1933 Act. The foregoing restrictions and the provisions of the Lock Up Agreement shall not apply to the sale of Escrowed Shares and the exercise of Escrowed Options and sale of the shares of common stock of Bitstream issued upon such exercise pursuant to the terms of the Escrow Agreement.

            SECTION 9.5. Post-Merger Bitstream Board of Directors and Officers. Effective at or as soon as practicable the Closing, it is the intention of Bitstream that it will obtain the necessary director and/or stockholder approvals to increase the number of directors constituting the full Board of Directors of Bitstream to five directors and to elect Mr. Charles Ying as a member of the Board of Directors of Bitstream. Upon Mr. Ying becoming a director of Bitstream, Mr. Ying will receive a warrant to purchase 40,000 shares of Bitstream Common Stock substantially in the form of Exhibit 9.5(a) hereto, exercisable at the price of $.90 per share and vesting ratably over a 3 year period (i.e. 1/3 as of the first anniversary of the Closing, an additional 1/3 as of the second anniversary and the final 1/3 as of the third anniversary of the Closing). Continued vesting will be subject to Mr. Ying's continuing to serve as a member of the Board of Directors of Bitstream. Such warrant shall be issued to Mr. Ying under Bitstream's 1996 Stock Plan.

            SECTION 9.6. Reorganization. Each of the Parties will use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(2)(d) of the Code, which shall generally be tax-free to both Archetype and its shareholders except with respect to any cash received in lieu of fractional shares by Archetype Stockholders in connection with the Merger and cash received by Archetype Stockholders who properly exercise their dissenters rights.

            SECTION 9.7. Letter Agreements. Simultaneously, with the execution of this Agreement, Archetype shall cause each of Paul Trevithick and Susan Robertson to deliver a letter agreement, providing for, among other things, the execution by them of their respective Employment Agreements on the Closing Date.

            SECTION 9.8. Conversion of Trevithick Note; Nonconversion of Archetype. Prior to the Closing Date, Archetype shall use its best efforts to cause Paul Trevithick to convert the

Trevithick Note into shares of Archetype Common Stock, and shall, at all times prior to the Closing Date, use its best efforts to cause the holders of the Archetype Stockholder Debt to refrain from converting any portion of the Archetype Stockholder Debt into shares of Archetype capital stock.

            SECTION 9.9. Options to D'anne Hurd. On the Closing Date, the Company shall grant D'anne Hurd a Non-Qualified Option to purchase 10,000 shares of Bitstream Common Stock with an exercise price equal to the Closing Market Price in exchange for a general release, in form and substance satisfactory to Bitstream and its counsel (the "Hurd Release"), pursuant to which Ms. Hurd will release Archetype, and any successor thereof, including Bitstream and A-Sub, from all claims Ms. Hurd has against Archetype.

            SECTION 9.10. Shares Issuable to Mills-Davis. On the Closing Date, the Company shall issue a number of shares of Bitstream Common Stock (the "Mills Shares") valued at $49,200 (valued at the Closing Market Price) to Mills-Davis ("Mills") as payment in full of all amounts owed by Archetype to Mills; provided, that the $42,900 value of the Mills Shares shall be included as a liability of Archetype when computing the Final Threshold Amount.


                                    ARTICLE X
                            CONDITIONS TO THE MERGER

            SECTION 10.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

                  (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Archetype Stockholders in accordance with applicable law and, if required pursuant to
Section 8.2, by the requisite vote of the Bitstream's stockholders in accordance with applicable law;

                  (b) Legality. No federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

                  (c) Blue Sky. All state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

            SECTION 10.2. Additional Conditions to Obligations of Archetype. The obligations of Archetype to effect the Merger are also subject to the fulfillment of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Bitstream and A-Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

                  (b) Agreements, Conditions and Covenants. Bitstream and A-Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, including, without limitation, the repayment of the Archetype Stockholder Debt; and

                  (c) Certificates. Archetype shall have received a certificate of an executive officer of Bitstream to the effect set forth in paragraphs (a) and (b) above.

            SECTION 10.3. Additional Conditions to Obligations of Bitstream and A-Sub. The obligations of Bitstream and A-Sub to effect the Merger are also subject to the fulfillment of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Archetype contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

                  (b) Agreements, Conditions and Covenants. Archetype shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time;

                  (c) Certificates. Bitstream and A-Sub shall have received a certificate of an executive officer of Archetype to the effect set forth in paragraphs (a) and (b) above;

                  (d) No Material Adverse Changes. There shall have been no material adverse change in the assets, properties (including intangible properties), condition (financial or other-

wise), operations, results of operations or business of Archetype since December 31, 1996.

                  (e) Bitstream Stock Price. The Closing Market Price shall not be less than $2.00 (subject to appropriate upward or downward adjustment in the event of a stock split, stock dividend or recapitalization or other similar event applicable to shares of Common Stock prior to the Closing Date).

                  (f) Conversion of Trevithick Note. The Trevithick Note shall have been converted into shares of Archetype Common Stock.

                  (g) Required Consents. All Required Consents or approvals of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (h) Execution of Purchase Agreement. The Purchase Agreement shall have been duly executed and the transactions contemplated thereby shall have been consummated.

                  (i) Dissenters' Rights. Archetype shall not have received pursuant to Section 262 of Delaware Law written notices of intent to demand appraisal in connection with the Merger with respect to shares of Archetype Common Stock and/or Archetype Preferred Stock representing more than 40,000 shares, other than notices which were withdrawn or are otherwise not in full force or effect at the Effective Time;



                                   ARTICLE XI
                                 INDEMNIFICATION

            SECTION 11.1. Indemnification. (a) Indemnification of Bitstream and Surviving Corporation. Subject to the limitations specified in this Article XI, from and after the Closing, each of Bitstream and the Surviving Corporation shall be indemnified, defended and held harmless (solely out of the Closing Escrow Fund) from, against and with respect to any and all loss, damage, claim, obligation, liability, cost, expense, interest and penalty (including reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand) of any kind or character (a "Loss") borne by it arising out of or in connection with any of the following:

                           (i) any breach of any of the representations and
warranties of Archetype contained in any Transaction Document;

                           (ii) any failure by Archetype to perform or observe,
or to have performed or observed, any covenant, agreement or condition to be performed or observed by it pursuant to any Transaction Document;

                           (iii) Any act or omission of Archetype occur- ring
prior to the Closing Date or any liability or obligation of Archetype relating to the period prior to the Closing Date, except to the extent such is taken into account in connection with the computation of the Threshold Amount; or

                           (iv) any claim made by any Archetype Stock- holder or
director or officer of Archetype, including, without limitation, any claim against the Representative.

            Section 11.2. Defense of Claims. Bitstream shall give prompt notice to the Representative of any claim against it or the Surviving Corporation which might give rise to a claim based upon any indemnity contained herein. The notice shall set forth in reasonable detail the nature and basis of the claim and the actual or estimated amount thereof. Bitstream shall have the right to defend such action, suit or proceeding and shall keep the Representative reasonably informed as to the status thereof; provided, that any cost and expense incurred by Bitstream in connection therewith shall be deemed a Settlement Amount under the Escrow Agreement and shall be paid out of the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. Upon prompt written notice to Bitstream, which notice must be received by Bitstream no later than three days after Bitstream notified the Representative of any action, the Representative shall have the right, at the sole cost and expense of Archetype's stockholders, to defend such action in the name and on behalf of Bitstream and in connection with any such action, suit or proceeding. If the Representative so elects to assume such defense, Bitstream shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto. Bitstream shall not make any settlement of any claim which might give rise to liability under any indemnity contained herein without the prior written consent of the Representative, which consent shall not be unreasonably withheld.

            Section 11.3. Source of Payment for Losses incurred by Bitstream; Minimum Threshold. Bitstream and A-Sub acknowledge and agree that the Escrow Amount shall constitute the sole source of payment in respect of any claim for indemnification under this Article XI. In addition, no payment shall be made in respect of any claim for indemnification until the aggregate amount of Losses shall exceed $25,000, at which time the entire amount of Losses shall be payable out of the Escrow Amount.

                                   ARTICLE XII
                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 12.1. Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of Archetype, Bitstream and A-Sub:

                  (a) By mutual written consent of each of Archetype and Bitstream and A-Sub;

                  (b) By either Archetype, Bitstream or A-Sub if the Merger shall not have been consummated on or before June 30, 1997, (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                  (c) By either Archetype, Bitstream or A-Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) By either Archetype, Bitstream or A-Sub if any of the required approvals of the stockholders of Archetype or Bitstream shall fail to have been obtained at a duly held stockholders meeting of either of such companies, including any adjournments thereof.

            SECTION 12.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1 hereof, and subject to the provisions of Section 13.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, nothing herein shall relieve any Party from liability for a breach hereof.

            SECTION 12.3. Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after approval of the Agreement by the Archetype Stockholders, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the Archetype Stockholders upon consummation of the Merger, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation (except for the implementation of any amendments contemplated hereby), or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Archetype or Bitstream. This Agreement may not be amended except by an instrument in writing signed by the Parties.

            SECTION 12.4. Waiver. At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

            SECTION 12.5.  Representative.

                  (a) For purposes of this Agreement, the "Representative" shall be Deepak Jain and, if she/he shall be unable to act as Representative, the Archetype Stockholders of record (acting by majority vote of the common and preferred stockholders, voting together as a single class) shall appoint a successor Representative to act thereafter as the Representative. In the event that the Representative determines in his or her sole discretion that the interests of the Archetype Shareholders would be better served by the appointment of a new Representative, he or she shall so notify the Archetype Shareholders and shall be entitled to thereafter resign. If the Archetype Stockholders shall fail to elect a successor Representative or do not notify Bitstream and A-Sub of the name of such successor within ten days after being requested to do so by Bitstream or A-Sub, then Bitstream shall elect a successor Representative from among the Archetype Stockholders and such choice shall be binding upon each of the Archetype Stockholders; provided, that any Representative selected by Bitstream may be replaced by a vote of a majority of the Archetype Stockholders.

                  (b) By adoption of the Agreement as required by Delaware law, the Archetype Shareholders shall be deemed to have irrevocably constitute and appointed the Representative, acting alone, as their true and lawful attorney to perform on their behalf all acts which by the provisions of this Agreement are to be performed by them; to execute and give and received on their behalf all notices, requests, consents, amendments, demands and other communications to them hereunder; to delegate to any persons in writing all or any of such Representative's power and authority hereunder in the event of absence or incapacity to act, and generally to act for each Archetype Shareholder and on each such Archetype Shareholders' behalf in all matters connected with this Agreement as fully and with the same force and effect as each such Archetype Shareholder might act in person. This power of attorney is deemed to be coupled with an interest, shall be irrevocable and shall not be affected by the subsequent death, disability or incompetence of any of the Archetype Shareholders.

                  (c) The foregoing power of attorney in favor of the Representative shall be set forth in the Noncompetition Agreement to be executed by holders of Archetype Options (other than Disqualified Options) and the Lock-Up Agreements to be executed by directors, officers and 5% stockholders of Archetype.

                  (d) The Representative shall act, without compensation, on behalf of the Archetype Shareholders, and the Representative shall not be liable to any Archetype Shareholder for any action taken in good faith on behalf of such Archetype Shareholder.

                  (e) Bitstream and A-Sub shall be entitled to rely on the full power and authority of the Representative to act hereunder on behalf of the Archetype Shareholders, and shall not be liable in any way whatsoever for any action it takes or omits to take in reliance upon such power and authority.


                                  ARTICLE XIII
                               GENERAL PROVISIONS

            SECTION 13.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall not terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 11.1 hereof, as the case may be, but shall survive the Effective Time for a period of one (1) year after the Effective Time.

            SECTION 13.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

            (a)     if to Bitstream:

                    Bitstream Inc.
                    215 First Street
                    Cambridge, MA  02142
                    Attention:  C. Raymond Boelig
                    Telecopy No.: 617-868-4732


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                    with a copy to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention: Paul A. Gajer, Esq.
                    Telecopy No.: (212) 698-7825

            (b)     if to A-Sub:

                    Bitstream Inc.
                    215 First Street
                    Cambridge, MA  02142
                    Attention:  C. Raymond Boelig
                    Telecopy No.: (617) 868-4732

                    with a copy to:

                    Rubin Baum Levin Constant & Friedman
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention: Paul A. Gajer, Esq.
                    Telecopy No.: (212) 698-7825

            (c)     if to Archetype:

                    Archetype, Inc.
                    32 Third Avenue
                    Burlingham, MA  01803
                    Attention:  Paul Trevithick
                    Telecopy No.: 617-229-1151

                    with a copy to:

                    Peabody & Arnold
                    50 Rowes Wharf
                    Boston, MA  02110
                    Attention:  William E. Kelly, Esq.
                    Telecopy No.: (617) 951-2125


            SECTION 13.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

            SECTION 13.4. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time.


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                  (b) "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                  (c) "Exchange Act" means the Securities Exchange Act of 1934 as the same may be amended from time to time.

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  (e) "GAAP" means generally accepted accounting principles.

                  (f) "Knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

                  (g) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets or liabilities of such referenced corporation and its Subsidiaries taken as a whole.

                  (h) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

                  (i) "SEC" mean the United States Securities and Exchange Commission.


            SECTION 13.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 13.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the


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Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

            SECTION 13.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and is not intended to confer upon any Person other than Archetype, Bitstream and A-Sub and, after the Effective Time, their respective stockholders, any rights or remedies hereunder.

            SECTION 13.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

            SECTION 13.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

            SECTION 13.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.


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            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             BITSTREAM INC.


                                             By: _______________________________
                                                   Name:
                                                   Title:


                                             ARCHETYPE ACQUISITION CORPORATION


                                             By: _______________________________
                                                   Name:
                                                   Title:


                                             ARCHETYPE, INC.


                                             By: _______________________________
                                                   Name:
                                                   Title:


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